UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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Carter’s, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2013

Dear Shareholder,

     It is my pleasure to invite you to attend our 2013 Annual Meeting of Shareholders on May 9, 2013. The meeting will be held at 8:00 a.m. at our offices located at 1170 Peachtree Street NE, 6th Floor, Atlanta, Georgia 30309.

     The attached Notice of the 2013 Annual Meeting of Shareholders and Proxy Statement describe the formal business to be conducted at the meeting. Whether or not you plan to attend the Annual Meeting, your shares can be represented if you promptly submit your voting instructions by telephone, over the internet, or by completing, signing, dating, and returning your proxy card in the enclosed envelope.

     On behalf of the Board of Directors and Leadership Team of Carter’s, Inc., thank you for your continued support.

Sincerely,

Michael D. Casey
Chairman and Chief Executive Officer

1170 Peachtree Street NE, Suite 900
Atlanta, Georgia 30309
Tel: (404) 745-2700
Fax: (404) 892-3079

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

     Notice is hereby given that the 2013 Annual Meeting of Shareholders of Carter’s, Inc. (the “Annual Meeting”) will be held at 8:00 a.m. on May 9, 2013 at our offices located at 1170 Peachtree Street NE, 6th Floor, Atlanta, Georgia 30309. The business matters for the Annual Meeting are as follows:

1)	The election of three Class I Directors;

2)	An advisory approval of executive compensation;

3)	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2013; and

4)	Any other business that may properly come before the meeting.

     Shareholders of record at the close of business on March 26, 2013 are entitled to receive notice of, attend, and vote at the Annual Meeting. Your vote is very important. Whether or not you plan to attend the Annual Meeting, to ensure that your shares are represented at the Annual Meeting, please complete, sign, date, and return the proxy card in the envelope provided or submit your voting instructions by telephone or over the internet.

     If you plan to attend the Annual Meeting and are a registered shareholder, please bring the invitation attached to your proxy card. If your shares are registered in the name of a bank or your broker, please bring your bank or brokerage statement showing your beneficial ownership with you to the Annual Meeting or request an invitation by writing to me at the address set forth above.

Important Notice Regarding the Availability of Proxy Materials for the
2013 Annual Meeting of Shareholders of Carter’s, Inc. to be held on May 9, 2013:
The proxy materials and the Annual Report to Shareholders are available at
http://www.carters.com/annuals.

By order of the Board of Directors,

Irina Braude
Deputy Counsel and Secretary
April 4, 2013

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving this proxy statement?

     The Board of Directors of Carter’s, Inc. (“we,” “us,” “our,” “Carter’s,” or the “Company”) is soliciting proxies for our 2013 Annual Meeting of Shareholders on May 9, 2013 (the “Annual Meeting”). This proxy statement and accompanying proxy card are being mailed on or about April 9, 2013 to shareholders of record as of March 26, 2013 (“record date”).

     You are receiving this proxy statement because you owned shares of Carter’s common stock on the record date and are, therefore, entitled to vote at the Annual Meeting. By use of a proxy, you can vote regardless of whether or not you attend the Annual Meeting. This proxy statement provides information on the matters on which the Company’s Board of Directors (the “Board”) would like you to vote so that you can make an informed decision.

What is the purpose of the Annual Meeting?

     The purpose of the Annual Meeting is to address the following business matters:

1.	The election of three Class I Directors (see page 12);

2.	An advisory approval of executive compensation (the “say-on-pay” vote) (see page 35);

3.	The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for fiscal 2013 (see page 37); and

4.	All other business that may properly come before the meeting.

Who is asking for my vote?

     The Company is soliciting your proxy on behalf of the Board. The Company is paying for the costs of this solicitation and proxy statement.

Who can attend the Annual Meeting?

     All shareholders of record, or their duly appointed proxies, may attend the Annual Meeting. As of the record date, there were 59,375,511 shares of common stock issued and outstanding.

What are my voting rights?

     Each share of common stock is entitled to one vote on each matter submitted to shareholders at the Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

     If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer and Trust Company, you are considered the shareholder of record for these shares. As the shareholder of record, you have the right to grant your voting proxy directly to persons listed on your proxy card or vote in person at the Annual Meeting.

     If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held “in street name.” These proxy materials are being forwarded to you together with a voting instruction card. As a beneficial owner, you have the right to direct your broker, trustee, or nominee how to vote, and you are also invited to attend the Annual Meeting. Because you are a beneficial owner and not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a proxy from the broker, trustee, or nominee that holds your shares. Your broker, trustee, or nominee should have provided directions for you to instruct the broker, trustee, or nominee on how to vote your shares.

What is a broker non-vote?

     If you are a beneficial owner whose shares are held of record by a broker and you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” Your broker only has discretionary authority to vote on Proposal Number Three. Therefore, your broker will not have discretion to vote on Proposal Number One and Proposal Number Two unless you specifically instruct your broker on how to vote your shares by returning your completed and signed voting instruction card.

What are my choices when casting a vote with respect to the election of Class I Directors, and what vote is needed to elect the Director nominees?

     In voting on the election of Class I Directors (Proposal Number One), shareholders may:

1.	vote for any of the nominees,

2.	vote against any of the nominees, or

3.	abstain from voting on any of the nominees.

     Pursuant to our by-laws and our Corporate Governance Principles, the nominees who receive a majority of the votes cast at the Annual Meeting will be elected as Class I Directors. This means that the number of votes cast “for” a Director nominee must exceed the number of votes cast “against” that nominee and votes to “abstain” with respect to that nominee. Broker non-votes and votes to abstain on Proposal Number One will be counted toward the quorum, and abstentions will have the practical effect of a vote “against” a Director nominee.

What are my choices when casting an advisory vote on approval of executive compensation, commonly referred to as the “say-on-pay” vote, and what vote is needed to approve this Proposal?

     In voting on executive compensation (Proposal Number Two), shareholders may:

1.	vote for the approval of compensation of the Company’s named executive officers as described in this proxy statement,

2.	vote against the approval of compensation of the Company’s named executive officers as described in this proxy statement, or

3.	abstain from voting on compensation of the Company’s named executive officers as described in this proxy statement.

     Because this Proposal Number Two asks for a non-binding, advisory vote, there is no required vote that would constitute approval. We value the opinions expressed by our shareholders in this advisory vote, and our Compensation Committee will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any impact on this advisory vote.

What are my choices when voting on the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for fiscal 2013, and what vote is needed to approve this Proposal?

     In voting on the ratification of PwC (Proposal Number Three), shareholders may:

1.	vote to ratify PwC’s appointment,

2.	vote against ratifying PwC’s appointment, or

3.	abstain from voting on ratifying PwC’s appointment.

     The approval of Proposal Number Three requires the affirmative vote of a majority of the votes properly cast at our Annual Meeting. Abstentions will not affect the outcome of this proposal. A broker or other nominee will generally have discretionary authority to vote on this proposal because it is considered a routine matter, and, therefore, we do not expect broker non-votes with respect to this proposal.

What constitutes a quorum?

     A quorum is the minimum number of shares required to be present to transact business at the Annual Meeting. Pursuant to the Company’s by-laws, the presence at the Annual Meeting, in person, by proxy, or by remote communication, of the holders of at least a majority of the shares entitled to be voted will constitute a quorum. Broker non-votes and abstentions will be counted as shares that are present at the meeting for purposes of determining a quorum. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

How does the Board recommend that I vote?

The Board recommends a vote:

FOR the election of the nominees for Class I Directors (Proposal Number One);

FOR the approval of executive compensation of the Company’s named executive officers as described in this proxy statement (Proposal Number Two); and

FOR the ratification of the appointment of PwC (Proposal Number Three).

How do I vote?

     If you are a shareholder of record, you may vote in one of four ways. First, you may vote by mail by signing, dating, and mailing your proxy card in the enclosed envelope. Second, you may vote in person at the Annual Meeting. Third, you may vote over the internet by completing the voting instruction form found at www.proxyvote.com. You will need your proxy card when voting over the internet. Fourth, you may vote by touch-tone telephone by calling 1-800-690-6903.

     If your shares are held in a brokerage account or by another nominee, these proxy materials are being forwarded to you together with a voting instruction card. Follow the instructions on the voting instruction card in order to vote your shares by proxy or in person.

Can I change my vote after I return my proxy card?

     Yes. Even after you have submitted your proxy card, you may change your vote at any time before your proxy votes your shares by submitting written notice of revocation to Irina Braude, General Counsel and Secretary of Carter’s, Inc., at the Company’s address set forth in the Notice of the Annual Meeting, or by submitting another proxy card bearing a later date. Alternatively, if you have voted by telephone or over the internet, you may change your vote by calling 1-800-690-6903 and following the instructions. The powers granted by you to the proxy holders will be suspended if you attend the Annual Meeting in person, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy. If you hold your shares through a broker or other custodian and would like to change your voting instructions, please review the directions provided to you by that broker or custodian.

May I vote confidentially?

     Yes. Our policy is to keep your individual votes confidential, except as appropriate to meet legal requirements, to allow for the tabulation and certification of votes, or to facilitate proxy solicitation.

Who will count the votes?

     A representative of Broadridge Financial Solutions, Inc. will count the votes and act as the inspector of election for the Annual Meeting.

What happens if additional matters are presented at the Annual Meeting?

     As of the date of this proxy statement, the Board knows of no matters other than those set forth herein that will be presented for determination at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting and call for a vote of shareholders, the Board intends proxies to be voted in accordance with the judgment of the proxy holders.

Where can I find the voting results of the Annual Meeting?

     We intend to announce preliminary voting results at the Annual Meeting and publish final results in our current report on Form 8-K within four business days after the Annual Meeting.

What is “householding” of the Annual Meeting materials?

     The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers “household” proxy materials, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or the Company if you hold shares registered directly in your name. You can notify the Company by sending a written request to Ms. Braude at the Company’s address set forth in the Notice of the Annual Meeting or by calling us at (404) 745-2889.

How may I obtain a copy of the Company’s Annual Report?

     A copy of our fiscal 2012 Annual Report accompanies this proxy statement and is available at http://www.carters.com/annuals. Shareholders may also obtain a free copy of our Annual Report by sending a request in writing to Ms. Braude at the Company’s address set forth in the Notice of the Annual Meeting.

When are shareholder proposals due for consideration in next year’s proxy statement or at next year’s annual meeting?

     Any proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to Ms. Braude at the Company’s address set forth in the Notice of the Annual Meeting, and must be received prior to the close of business on December 5, 2013. There are additional requirements under our by-laws and the proxy rules to present a proposal, including continuing to own a minimum number of shares of our stock until next year’s annual meeting and appearing in person at the annual meeting to explain your proposal. Shareholders who wish to make a proposal to be considered at next year’s annual meeting, other than proposals to be considered for inclusion in next year’s proxy statement, must notify the Company in the same manner specified above no earlier than January 9, 2014 and no later than February 8, 2014.

Who can help answer my questions?

     If you have any questions about the Annual Meeting or how to submit or revoke your proxy, or to request an invitation to the Annual Meeting, contact Ms. Braude at the Company’s address set forth in the Notice of the Annual Meeting or by calling us at (404) 745-2889.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION

Board of Directors

     The Board believes that each Director, including the nominees for election as Class I Directors (Proposal Number One), has valuable skills and experiences that, taken together, provide the Company with the variety and depth of knowledge, judgment, and strategic vision necessary to provide effective oversight of the Company’s business operations. Our Directors have extensive experience in different fields, including apparel and retail (Ms. Castagna and Messrs. Casey, Eagle, Fulton, Pulver, Welch, and Whiddon); brand marketing (Ms. Brinkley, Ms. Castagna, and Messrs. Cleverly and Eagle); logistics and technology (Mr. Whiddon); global sourcing (Messrs. Eagle and Welch); and finance and accounting (Ms. Brinkley and Messrs. Casey, Montgoris, Pulver, and Whiddon).

     The Board also believes that, as indicated in the following biographies, each Director has demonstrated significant leadership as chief executive officers (Ms. Castagna and Messrs. Casey, Eagle, and Pulver); division presidents (Ms. Brinkley and Messrs. Cleverly, Fulton, and Welch); and other senior executive officers (Ms. Brinkley and Messrs. Montgoris and Whiddon). In addition, many of our Directors have significant experience in the oversight of public companies due to his or her services as a Director of Carter’s and other companies.

     Amy Woods Brinkley became a Director in February 2010. Ms. Brinkley is the Manager and Owner of AWB Consulting, LLC, which provides executive advising and risk management consulting services. Ms. Brinkley retired from Bank of America Corporation in 2009 after spending more than 30 years with the company. Ms. Brinkley served as its Chief Risk Officer from 2002 through mid-2009. Prior to 2002, Ms. Brinkley served as President of the company’s Consumer Products division and was responsible for the credit card, mortgage, consumer finance, telephone, and eCommerce businesses. Before that, Ms. Brinkley held positions of Executive Vice President and marketing executive overseeing the company’s Olympic sponsorship and its national rebranding and name change. Ms. Brinkley is currently a director of TD Bank Group and the Bank of America Charitable Foundation. She also serves as a trustee for the Princeton Theological Seminary and on the board of commissioners for the Carolinas Healthcare System.

     Michael D. Casey became a Director in August 2008 and was named Chairman of the Board of Directors in August 2009. Mr. Casey joined the Company in 1993 as Vice President of Finance. Mr. Casey was named Senior Vice President of Finance in 1997, Senior Vice President and Chief Financial Officer in 1998, Executive Vice President and Chief Financial Officer in 2003, and Chief Executive Officer in 2008. Prior to joining the Company, Mr. Casey worked for Price Waterhouse LLP, a predecessor firm to PricewaterhouseCoopers LLP, from 1982 to 1993. Mr. Casey also serves as a director of National Vision, Inc.

     Vanessa J. Castagna became a Director in November 2009. Ms. Castagna served as Executive Chairwoman of Mervyns, LLC from 2005 until early 2007. Ms. Castagna previously served as Chairwoman and Chief Executive Officer of JCPenney Stores, Catalog and Internet for J. C. Penney Company, Inc. from 2002 through 2004. While at JCPenney, Ms. Castagna also served as its Chief Operating Officer from 1990 to 2002. Prior to that, Ms. Castagna held various senior-level merchandising positions at Target, Walmart, and Marshall’s. Ms. Castagna is currently a director of Levi Strauss & Co. and serves on the board of trustees of Purdue University.

     A. Bruce Cleverly became a Director in March 2008. Mr. Cleverly retired as President of Global Oral Care from Procter & Gamble Company/The Gillette Company in September 2007, a position he held since 2005. Mr. Cleverly joined The Gillette Company in 1975 as a Marketing Assistant and held positions of increasing responsibility in brand management and general management in the United States, Canada, and the United Kingdom. In 2001, Mr. Cleverly became President of Gillette’s worldwide Oral Care business. In October 2005, Mr. Cleverly became President of The Procter & Gamble Company’s Global Oral Care division. Mr. Cleverly is a director of Rain Bird Corporation and Shaser BioScience, Inc.

     Jevin S. Eagle became a Director in July 2010. Mr. Eagle is the Chief Executive Officer and Director of DavidsTea Inc., a specialty tea retailer in the U.S. and Canada, which he joined in April 2012. Mr. Eagle previously held several senior leadership positions at Staples, Inc. from 2002 to 2012, serving most recently as Executive Vice President, Merchandising and Marketing. Prior to joining Staples, Mr. Eagle worked for McKinsey & Company, Inc. from 1994 to 2001 where he was a partner in McKinsey’s retail practice.

     Paul Fulton became a Director in May 2002. Mr. Fulton retired as President of Sara Lee Corporation in 1993 after spending 34 years with the company. He is currently non-executive chairman of the board of directors of Bassett Furniture Industries, Inc. and a director of Premier Commercial Bank. Mr. Fulton was previously a director of Bank of America Corporation, where he served from 1993 to 2007; Lowe’s Companies, Inc., where he served from 1996 to 2007; and Sonoco Products Company, Inc., where he served from 1989 to 2005.

     William J. Montgoris became a Director in August 2007. Mr. Montgoris retired as Chief Operating Officer of The Bear Stearns Companies, Inc. in 1999, a position he held since August 1993, after spending 20 years with the company. While at Bear Stearns, Mr. Montgoris also served as the company’s Chief Financial Officer from April 1987 until October 1996. Mr. Montgoris currently serves as the non-executive chairman of the board of directors of Stage Stores, Inc. and a director of OfficeMax Incorporated. Mr. Montgoris is also on the board of trustees of Colby College.

     David Pulver became a Director in January 2002. Mr. Pulver has been a private investor for more than 25 years and is the President of Cornerstone Capital, Inc. Mr. Pulver was previously a director of Hearst-Argyle Television, Inc., where he served from 1997 through 2009 and Costco Wholesale Corporation, where he served from 1983 through 1993. Mr. Pulver currently serves as a trustee of Colby College and as a director of the Bladder Cancer Advocacy Network (BCAN). Mr. Pulver was a founder of The Children’s Place, Inc. and served as its Chairman and Co-Chief Executive Officer until 1982.

     John R. Welch became a Director in February 2003. Mr. Welch retired as President of Mast Industries (Far East) Ltd., a leading global sourcing company, in April 2002 after spending 18 years with the company. Mr. Welch also served as Executive Vice President of Operations at Warnaco Knitwear, a division of Warnaco, Inc. from August 1978 to December 1983. Mr. Welch is currently a director of Brandot International Ltd.

     Thomas E. Whiddon became a Director in August 2003. Mr. Whiddon retired as Executive Vice President-Logistics and Technology of Lowe’s Companies, Inc. in March 2003, a position he held since 2000. From 1996 to 2000, Mr. Whiddon served as Lowe’s Chief Financial Officer. Since his retirement, Mr. Whiddon has worked as a consultant, serving various companies in executive capacities on an interim basis. Mr. Whiddon is currently a director of Sonoco Products Company, Inc., Dollar Tree Stores, Inc., and BayCare Health System. Mr. Whiddon has been an Advisory Director of Berkshire Partners since October 2005 and previously served as a director of Bare Escentuals, Inc.

Board Leadership Structure

     The Company’s Corporate Governance Principles provide that positions of Chairman of the Board of Directors and Chief Executive Officer may be combined if the non-management Directors determine it is in the best interest of the Company. In August 2009, the non-management Directors appointed Mr. Casey, who was the then-current Chief Executive Officer and a sitting Board member, as Chairman. The Board believes it is appropriate to continue to combine the positions of the Chairman and Chief Executive Officer. Mr. Casey has 19 years of management, finance, and administrative leadership experience at the Company. In addition, Mr. Casey has extensive knowledge of, and experience with, all other aspects of the Company’s business, including with its employees, customers, vendors, and shareholders. Having Mr. Casey serve as both Chairman and Chief Executive Officer helps promote unified leadership and direction for both the Board and management.

     In connection with Mr. Casey’s appointment as Chairman, the non-management Directors also created the position of Lead Independent Director and appointed Mr. Whiddon to serve in that role. The non-management Directors created the Lead Independent Director position to, among other things, ensure that the non-management Directors maintain proper oversight of management and Board process. The responsibilities of the Lead Independent Director include:

  serving as an advisor to the Chief Executive Officer on Board, executive management, and other significant matters;

  serving, as necessary, as a liaison between non-management Directors and the Chief Executive Officer;

  providing annual Board assessment and other feedback to the Chief Executive Officer;

  advising the Chief Executive Officer on the Board’s informational needs;

  consulting on Board meeting materials, schedules, and agendas;

  calling and presiding over executive sessions of non-management Directors;

  presiding at Board meetings in the absence of the Chairman; and

  after consultation with the Chief Executive Officer, communicating with major shareholders or other interested parties, as appropriate.

Risk Oversight

     The Company’s senior management is responsible for assessing, managing, and mitigating the Company’s strategic, financial, operational, and compliance risks, while the Board and its committees are responsible for overseeing management’s efforts in these areas. The Board receives updates from senior management on such risks at its Board meetings at least annually, and more frequently, as appropriate. The Board’s Audit Committee is responsible for overseeing the procedures and capabilities of the Company’s risk management program and gives particular attention to the Company’s financial risks. The Audit Committee receives regular updates from the Company’s risk management committee and senior management relating to the Company’s efforts in this area. The Board’s Compensation Committee considers the risks associated with the Company’s compensation policies and practices with respect to both executive compensation and compensation generally. Our Compensation Committee reviewed the Company’s compensation policies and practices to confirm that there are no risks arising from such compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.

Board Meetings

     Our Corporate Governance Principles require Carter’s to have at least four regularly scheduled Board meetings each year, and each Director is expected to attend each meeting. The Board met four times during fiscal 2012. In fiscal 2012, no Director participated in less than 75% of the aggregate number of all of the Board and applicable committee meetings. Although the Company does not have a policy regarding Director attendance at annual meetings, all Directors, with the exception of Mr. Cleverly, attended the Company’s annual meeting in fiscal 2012.

Executive Sessions

     Executive sessions of non-management Directors are held at least four times a year. Any non-management Director can request that an additional executive session be scheduled. The Board’s Lead Independent Director presides at the executive sessions of non-management Directors.

Board Committees

     Our Board has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The Board may also establish other committees to assist in the discharge of its responsibilities.

Audit Committee

     The members of our Audit Committee are Ms. Brinkley and Messrs. Montgoris, Pulver, and Whiddon. Mr. Pulver serves as Chairman of the committee. During fiscal 2012, the Audit Committee held eleven meetings. The primary responsibilities of the Audit Committee include:

  oversight of the quality and integrity of the consolidated financial statements, including the accounting, auditing, and reporting practices of the Company;

  oversight of the Company’s internal controls over financial reporting;

  appointment of the independent registered public accounting firm and oversight of its performance, including its qualifications and independence;

  oversight of the Company’s compliance with legal and regulatory requirements; and

  oversight of the performance of the Company’s internal audit function.

     The Audit Committee operates pursuant to a written charter that addresses the requirements of the New York Stock Exchange’s (“NYSE”) listing standards. The charter is available in the Investor Relations section of our website at www.carters.com or in print by contacting Ms. Braude at the Company’s address set forth in the Notice of the Annual Meeting. The Board has determined that each member of the Audit Committee is independent and meets the financial literacy requirements set forth in the NYSE’s listing standards. The Board has also determined that each of Messrs. Montgoris, Pulver, and Whiddon is an “audit committee financial expert” as defined by the SEC.

     The Audit Committee Report is included in this proxy statement on page 36.

Compensation Committee

     The members of our Compensation Committee are Messrs. Cleverly, Eagle, Fulton, and Welch. Mr. Fulton serves as Chairman of the committee. During fiscal 2012, the Compensation Committee held five meetings. The primary responsibilities of the Compensation Committee include:

  establishing the Company’s philosophy, policies, and strategy relative to executive compensation, including the mix of base salary and short-term and long-term incentive compensation within the context of stated guidelines for compensation relative to peer companies;

  evaluating the performance of the Chief Executive Officer and other executive officers relative to approved performance goals and objectives;

  setting the compensation of the Chief Executive Officer and other executive officers based upon an evaluation of their performance;

  assisting the Board in developing and evaluating candidates for key executive positions and ensuring a succession plan is in place for the Chief Executive Officer and other executive officers;

  evaluating compensation plans, policies, and programs with respect to the Chief Executive Officer, other executive officers, and non-management Directors;

  monitoring and evaluating benefit programs for the Company’s Chief Executive Officer and other executive officers; and

  producing an annual report on executive compensation for inclusion in the Company’s annual proxy statement. This year’s Compensation Committee Report is included in this proxy statement on page 25.

     The Compensation Committee operates pursuant to a written charter that addresses the requirements of the NYSE’s listing standards. The charter is available in the Investor Relations section of our website at www.carters.com or in print by contacting Ms. Braude at the Company’s address set forth in the Notice of the Annual Meeting. The Board has determined that each member of the Compensation Committee is independent as defined in the NYSE’s listing standards.

Compensation Committee Interlocks and Insider Participation

     None of the members of our Compensation Committee serving during fiscal 2012 has been an officer or other employee of the Company. None of our executive officers has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board.

Nominating and Corporate Governance Committee

     The members of our Nominating and Corporate Governance Committee are Ms. Castagna and Messrs. Cleverly, Welch, and Whiddon. Mr. Welch serves as Chairman of the committee. During fiscal 2012, the Nominating and Corporate Governance Committee held four meetings. The primary responsibilities of the Nominating and Corporate Governance Committee include:

  identifying and recommending candidates qualified to become Board members;

  recommending Directors for appointment to Board Committees; and

  developing and recommending to the Board a set of corporate governance principles and monitoring the Company’s compliance with and effectiveness of such principles.

     The Nominating and Corporate Governance Committee operates pursuant to a written charter that addresses the requirements of the NYSE’s listing standards. The charter is available in the Investor Relations section of our website at www.carters.com or in print by contacting Ms. Braude at the Company’s address set forth in the Notice of the Annual Meeting. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent as defined in the NYSE’s listing standards.

Consideration of Director Nominees

     The Nominating and Corporate Governance Committee regularly assesses the appropriateness of the size of the Board of Directors. In the event that vacancies occur or are anticipated, the Committee will consider prospective nominees that come to its attention through current Board members, professional search firms, or certain shareholders. The Board believes that it is appropriate to limit the group of shareholders who can propose nominees due to time constraints on the Nominating and Corporate Governance Committee. The Committee will consider persons recommended by shareholders who hold more than 1% of our common stock for inclusion as nominees for election to the Board if the names of such persons are submitted to Ms. Braude at the Company’s address set forth in the Notice of the Annual Meeting. This submission must be made in writing and in accordance with our by-laws, including mailing the submission in a timely manner, share ownership at the time of the Annual Meeting, and including the nominee’s name, address, and qualifications for Board membership.

     When evaluating a potential candidate for membership on the Board, the Committee considers each candidate’s skills and experience and assesses the needs of the Board and its committees at that point in time. Although the Committee does not have a formal policy on diversity, it believes that diversity is an important factor in determining the composition of the Board, and seeks to have Board members with diverse backgrounds, experiences, and points of view. In connection with its assessment of all prospective nominees, the Committee will determine whether to interview such prospective nominees, and if warranted, one or more members of the Committee, and others as appropriate, will interview such prospective nominees in person or by telephone. Once this evaluation is completed, if warranted, the Committee selects the nominees for election at the Annual Meeting.

Interested Party Communications

     A shareholder or other interested party may submit a written communication to the Board, non-management Directors, or Lead Independent Director. The submission must be delivered to Ms. Braude at the Company’s address set forth in the Notice of the Annual Meeting.

     The Board, non-management Directors, or Lead Independent Director may require the submitting shareholder to furnish such information as may be reasonably required or deemed necessary to sufficiently review and consider the submission of such shareholder.

     Each submission will be forwarded, without editing or alteration, to the Board, non-management Directors, or Lead Independent Director, as appropriate, at, or prior to, the next scheduled meeting of the Board. The Board, non-management Directors, or Lead Independent Director, as appropriate, will determine, in their sole discretion, the method by which such submission will be reviewed and considered.

Corporate Governance Principles and Code of Ethics

     The Company is committed to conducting its business with the highest level of integrity and maintaining the highest standards of corporate governance. Our Corporate Governance Principles and Code of Ethics provide the structure within which our Board and management operate the Company. The Company’s Code of Ethics applies to all Directors and Company employees, including the Company’s executive officers. Our Corporate Governance Principles and Code of Ethics are available on the Company’s website at www.carters.com or in print by contacting Ms. Braude at the Company’s address set forth in the Notice of the Annual Meeting.

Director Independence

     The NYSE listing standards and the Company’s Corporate Governance Principles require a majority of the Company’s Directors to be independent from the Company and the Company’s management. For a Director to be considered independent, the Board must determine that the Director has no direct or indirect material relationship with the Company. The Board considers all relevant information provided by each Director regarding any relationships each Director may have with the Company or management. To assist it in making such independence determinations, the Board has established the following independence tests, which address all the specific independence tests of the NYSE’s listing standards. A Director will not be considered independent if:

  (a) the Director is, or within the last three years has been, employed by the Company; or (b) an immediate family member of the Director is, or within the last three years has been, employed as an executive officer of the Company;

  the Director, or an immediate family member of the Director, has received, during any twelve-month period within the last three years, direct compensation from the Company exceeding $120,000, other than Director or committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

  (a) the Director, or an immediate family member of the Director, is a current partner of a firm that is the Company’s internal auditor or independent registered public accounting firm; (b) the Director is a current employee of such a firm; (c) the Director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice; or (d) the Director, or an immediate family member of the Director, was, within the last three years (but is no longer), a partner or employee of such a firm and personally worked on the Company’s audit within that time;

  the Director, or an immediate family member of the Director, is, or within the last three years has been, employed as an executive officer of another company where any of the Company’s present executive officers serve or served on that company’s compensation committee;

  the Director is a current employee, or has an immediate family member who is an executive officer, of another company that has made payments to, or receives payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million, or 2%, of such other company’s consolidated gross revenues;

  the Director, or an immediate family member of the Director, is, or within the last three years has been, employed by a company that has a director who is an officer of the Company;

  the Director serves as an officer, director, or trustee, or as a member of a fund raising organization or committee of a not-for-profit entity to which the Company made, in any of the last three fiscal years, contributions in excess of the greater of (i) $50,000, or (ii) 2% of the gross annual revenues or charitable receipts of such entity; or

  the Director is an executive officer of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other exceeds 1% of the total consolidated assets of such company.

     Applying these standards, the Board has determined that all of our non-management Directors are independent.

PROPOSAL NUMBER ONE
ELECTION OF CLASS I DIRECTORS

     The Board proposes that the three Class I Director nominees be re-elected to the Board to serve until the annual meeting in 2016, or until his or her earlier resignation, death, or removal. In addition to the three Class I nominees, the Company’s current Class II and Class III Directors are listed below. Each nominee currently serves as a Class I Director.

Class I Nominees—Terms Expiring at the Annual Meeting

Name	Age
Vanessa J. Castagna	63
William J. Montgoris	66
David Pulver	71

     The individuals who will continue to serve as Class II and Class III Directors after the Annual Meeting are:

Class II Directors—Terms Expiring at the Annual Meeting in 2014

Name	Age
Amy Woods Brinkley	57
Michael D. Casey	52
A. Bruce Cleverly	67
Jevin S. Eagle	46

Class III Directors—Terms Expiring at the Annual Meeting in 2015

Name	Age
Paul Fulton	78
John R. Welch	81
Thomas E. Whiddon	60

The Board recommends a vote FOR the election of Vanessa J. Castagna, William J. Montgoris, and David Pulver as Class I Directors.

Vote Required

     Pursuant to our by-laws and our Corporate Governance Principles, the nominees who receive a majority of the votes cast at the Annual Meeting will be elected as Class I Directors. This means that the number of votes cast “for” a Director nominee must exceed the number of votes cast “against” that nominee and votes to “abstain” with respect to that nominee. Abstentions and broker non-votes will be counted towards a quorum, and abstentions will have the practical effect of a vote “against” a Director nominee. Any nominee who does not receive a majority of votes cast “for” his or her election is required to tender his or her resignation. The Nominating and Corporate Governance Committee is then required to make a recommendation to the Board as to whether it should accept or reject such resignation. The Board, taking into account such recommendation, will decide whether to accept such resignation. The Board’s decision will be publicly disclosed within ninety (90) days after the results of the election are certified. A Director whose resignation is under consideration shall abstain from participating in any recommendation or decision regarding his or her resignation. If the resignation is not accepted, the Director will continue to serve until the next Annual Meeting of Shareholders at which such Director faces re-election and until such Director’s successor is elected and qualified.

COMPENSATION OF DIRECTORS

     Each of our non-management Directors receives an annual retainer, meeting fees, and an annual equity grant. Each of our committee Chairmen and our lead independent director receives an additional retainer. With respect to each Director who served on the Board in fiscal 2012, each such Director’s annual retainer was comprised of a $55,000 cash payment and a standard grant of our common stock valued at approximately $120,000. Each Director received meeting fees of $2,500 for each regularly scheduled Board meeting, $1,000 for each special Board meeting, and $1,000 for each regularly scheduled or special meeting of our standing Board committees.

     In fiscal 2012, the Chairman of our Audit Committee and our Lead Independent Director each received $20,000 cash retainers, and the Chairmen of our Compensation and Nominating and Corporate Governance Committees each received $15,000 cash retainers.

     We reimburse Directors for travel expenses incurred in connection with attending Board and committee meetings and for other expenses incurred while conducting Company business. Mr. Casey receives no additional compensation for serving on the Board. There are no family relationships among any of the Directors or our executive officers and none of our non-management Directors performed any services for the Company other than services as Directors.

     The following table provides information concerning the compensation of our non-management Directors for fiscal 2012.

FISCAL 2012 DIRECTOR COMPENSATION TABLE

	Fees Earned	Stock
	or Paid	Awards
	in Cash	($)	Total
Name	(a)	(b)	($)
Amy Woods Brinkley (c)	$76,000	$120,021	$196,021
Vanessa J. Castagna	$69,000	$120,021	$189,021
A. Bruce Cleverly	$74,000	$120,021	$194,021
Jevin S. Eagle (c)	$70,000	$120,021	$190,021
Paul Fulton	$85,000	$120,021	$205,021
William J. Montgoris	$76,000	$120,021	$196,021
David Pulver	$96,000	$120,021	$216,021
John R. Welch	$89,000	$120,021	$209,021
Thomas E. Whiddon (c)	$100,000	$120,021	$220,021
____________________

(a)	This column reports the amount of cash compensation earned in fiscal 2012 through annual cash retainers and meeting fees.

(b)	We issued 2,412 shares of common stock to each non-management Director with a grant date fair value of $49.76 per share.

(c)	As of December 29, 2012, Amy Woods Brinkley owned 3,004 shares of restricted common stock, Jevin S. Eagle owned 4,229 shares of restricted common stock, and Thomas E. Whiddon owned 16,000 exercisable stock options.

     For complete beneficial ownership information of our common stock for each Director, see heading “Securities Ownership of Beneficial Owners, Directors, and Executive Officers” on page 33.

     Utilizing data on non-management Director compensation from the Company’s peer group, as well as considering general industry trends presented by Hay Group, the Compensation Committee determined not to increase non-management Director compensation for fiscal 2013.

     Under the Company’s minimum ownership guidelines, no Director may sell Company stock (other than to cover the tax obligations resulting from the vesting of Company restricted stock or from exercising vested stock options) unless he or she owns shares of Company stock with a total market value in excess of five (5) times his or her annual cash retainer, or $275,000, by the end of his or her second term of service on the Board. Each of our Directors complied with these ownership guidelines in fiscal 2012.

EXECUTIVE OFFICERS’ BIOGRAPHICAL INFORMATION AND EXPERIENCE

     The following table sets forth the name, age, and position of each of our executive officers as of the date of this proxy statement.

Name	Age	Position
Michael D. Casey	52	Chairman of the Board of Directors and Chief Executive Officer
Brian J. Lynch	50	President
Kevin D. Corning	50	Executive Vice President, International
Lisa C. Evans	58	Executive Vice President and Brand Leader for Carter’s
Lisa A. Fitzgerald	50	Executive Vice President and Brand Leader for OshKosh B’gosh
William G. Foglesong	43	Senior Vice President of Marketing
Christopher W. Rork	46	Executive Vice President of Supply Chain
Richard F. Westenberger	44	Executive Vice President, Chief Financial Officer, and Treasurer
Jeffrey B. Williams	39	Senior Vice President of Retail
Jill A. Wilson	46	Senior Vice President of Human Resources and Talent Development

     Michael D. Casey joined the Company in 1993 as Vice President of Finance. Mr. Casey was named Senior Vice President of Finance in 1997, Senior Vice President and Chief Financial Officer in 1998, Executive Vice President and Chief Financial Officer in 2003, and Chief Executive Officer in 2008. Mr. Casey became a Director in 2008 and was named Chairman of the Board of Directors in 2009. Prior to joining the Company, Mr. Casey worked for Price Waterhouse LLP, a predecessor firm to PricewaterhouseCoopers LLP, from 1982 to 1993. Mr. Casey also serves as a director of National Vision, Inc.

     Brian J. Lynch joined the Company in 2005 as Vice President of Merchandising. Mr. Lynch was promoted to Senior Vice President in 2008. In 2009, Mr. Lynch was promoted to Executive Vice President and Brand Leader for Carter’s. In 2012, Mr. Lynch was promoted to President. Prior to joining the Company, Mr. Lynch was with The Walt Disney Company for nine years in various merchandising, brand management, and strategy roles in the Disney Parks & Resorts division. Prior to Disney, Mr. Lynch worked for Champion Products, a division of Hanesbrands Inc.

     Kevin D. Corning joined the Company in 2012 as Executive Vice President, International. From 2008 to 2012, Mr. Corning served as a General Manager in the Luxury & Lifestyle division of DKSH, the leading market expansion services company, where he was responsible for the manufacturing, marketing, and retail distribution of leading brands in Asia, including Levi’s and Dockers. From 2005 to 2007, Mr. Corning served as President of Masterfoods Brazil, a division of Mars, Incorporated. Mr. Corning started his career with Kraft Foods, Inc. and also worked for eight years with Nike, Inc. in various management positions, including country general manager roles in Chile and Brazil. Prior to his business career, Mr. Corning served in the United States Army for five years as a helicopter pilot and paratrooper.

     Lisa C. Evans joined the Company in 2009 as Senior Vice President of Sales. In 2013, Ms. Evans was promoted to Executive Vice President and Brand Leader for Carter’s. From 2005 to 2009, Ms. Evans worked for Macy’s, Inc. as Senior Vice President and General Merchandise Manager for various product lines. Prior to that, Ms. Evans served as a Senior Vice President and General Merchandise Manager with The May Company.

     Lisa A. Fitzgerald joined the Company in 2010 as Executive Vice President and Brand Leader for OshKosh B’gosh. From 2000 to 2009, Ms. Fitzgerald worked for Lands’ End, Inc., a specialty apparel division of Sears Holdings Corporation, having served as Executive Vice President of Merchandising, Design, and Creative, and as Interim President in 2008. Prior to that, Ms. Fitzgerald worked for Gymboree as Vice President and General Merchandise Manager for its Baby product line.

     William G. Foglesong joined the Company in 2010 as Senior Vice President of Marketing, with responsibilities for marketing and eCommerce. From 2008 to 2010, Mr. Foglesong was the Vice President of Marketing and Direct-To-Consumer at Spanx, Inc., a leading woman’s apparel company. From 2002 to 2008, Mr. Foglesong worked at The Home Depot, Inc. where he held various management positions, including General Manager of Home Depot Direct. Mr. Foglesong started his career with General Electric and gained additional experience at The Boston Consulting Group where he focused on building internet strategies for his clients. Mr. Foglesong serves as a director of Kids in Distressed Situations, Inc. (K.I.D.S.).

     Christopher W. Rork joined the Company in 2011 as Executive Vice President of Supply Chain. From 2007 to 2011, Mr. Rork was with Levi Strauss & Co., where he was responsible for product development, sourcing and for supply planning, logistics, and distribution for its Asian operations. From 2006 to 2007, Mr. Rork worked as the Chief Operating Officer for Little Me, Inc., a children’s apparel design and marketing company. Prior to 2006, Mr. Rork spent six years with Ralph Lauren Corporation where he held various manufacturing, operations, product development, and sourcing positions.

     Richard F. Westenberger joined the Company in 2009 as Executive Vice President and Chief Financial Officer. Mr. Westenberger’s responsibilities include management of the Company’s finance and information technology functions. Prior to joining the Company, Mr. Westenberger served as Vice President of Corporate Finance and Treasurer of Hewitt Associates, Inc. from 2006 to 2008. From 1996 to 2006, Mr. Westenberger held various senior financial management positions at Sears Holdings Corporation and its predecessor organization, Sears, Roebuck and Co., including Senior Vice President and Chief Financial Officer of Lands’ End, Inc., Vice President of Corporate Planning & Analysis, and Vice President of Investor Relations. Prior to Sears, Mr. Westenberger was with Kraft Foods, Inc. He began his career at Price Waterhouse LLP, a predecessor firm to PricewaterhouseCoopers LLP, and is a certified public accountant.

     Jeffrey B. Williams joined the Company in 2004 as Director of Supply Chain. Mr. Williams was promoted to Vice President of Inventory Management in 2004 and was named Vice President of Operations in 2006. Mr. Williams was promoted to Senior Vice President, Retail Planning and Allocation in 2007 and was named Senior Vice President, Retail Operations and Strategy in 2011. In 2012, Mr. Williams was promoted to Senior Vice President of Retail. Prior to joining the Company, Mr. Williams served in management roles at The Home Depot, Inc. and Bain & Company.

     Jill A. Wilson joined the Company in 2009 as Vice President of Human Resources. In 2010, Ms. Wilson was promoted to Senior Vice President of Human Resources and Talent Development. Ms. Wilson joined the Company after more than 20 years with The May Company and Macy’s. While at Macy’s, Ms. Wilson held various Human Resources positions of increasing responsibility, including Group Vice President of Human Resources. Ms. Wilson has experience in a broad range of human resources disciplines, including talent management, organizational development, compensation, and talent acquisition.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

     This Compensation Discussion and Analysis, or CD&A, is intended to provide information regarding the Company’s executive compensation program and practices. This CD&A covers a variety of topics, including the Company’s compensation philosophy regarding executive compensation, the role of our Compensation Committee in setting compensation of our executive officers, including our named executive officers, and our executive compensation decisions for fiscal 2012.

     Our named executive officers for fiscal 2012 were:

  Michael D. Casey, Chief Executive Officer;

  Richard F. Westenberger, Executive Vice President and Chief Financial Officer;

  Lisa A. Fitzgerald, Executive Vice President and Brand Leader for OshKosh B’gosh;

  Brian J. Lynch, President;

  Christopher W. Rork, Executive Vice President of Supply Chain; and

  James C. Petty, Former President of Retail Stores.

     Mr. Petty has announced that he will be retiring from the Company on June 30, 2013. As of December 2012, Mr. Petty no longer serves as an executive officer of the Company.

Executive Compensation Highlights for 2012

     The Compensation Committee decided to retain its executive compensation program in 2012 as it believes the programs remain appropriate to attract, retain and motivate superior executive talent. After review of various factors, including our financial performance, the Compensation Committee took the following actions, among others, with respect to fiscal 2012 compensation for our named executive officers:

  Reviewed and modified the peer group used by the Compensation Committee as a source of comparative compensation data;

  Adjusted base salaries to better align with the Company’s compensation philosophy and to reflect changes in executive responsibilities;

  Paid out annual cash incentive compensation at 198% of target based on the Company’s strong fiscal 2012 performance in net sales, adjusted EBIT, and adjusted EPS;

  Granted stock options and time- and performance-based restricted shares; and

  Reviewed and revised executive ownership guidelines.

Compensation Philosophy

     The Company is committed to achieving long-term, sustainable growth and increasing shareholder value. Our compensation philosophy is to set our named executive officers’ total direct compensation at levels that will attract, motivate, and retain superior executive talent in a highly competitive environment. The Company’s compensation program for our named executive officers is designed to support these objectives and encourage strong financial performance on an annual and long-term basis by linking a significant portion of our named executive officers’ total direct compensation to Company performance in the form of incentive compensation and long-term performance stock. The principal elements of the compensation structure for our named executive officers are base salary, annual cash incentive compensation, and long-term equity incentive compensation. Together, the Company refers to these three elements as total direct compensation.

Say-on-Pay Results

     At the 2012 Annual Meeting of Shareholders, over 84% of the votes cast were in favor of the advisory vote to approve executive compensation. In determining to maintain its compensation philosophy consistent with prior years, the Compensation Committee considered this positive say-on-pay vote. At the 2013 Annual Meeting of Shareholders, the Company plans to again hold an annual advisory vote to approve executive compensation. The Compensation Committee plans to continue to consider the results from this year’s and future advisory votes on executive compensation.

Role of the Compensation Committee and Independent Consultant

     Our Compensation Committee sets the total direct compensation of our named executive officers. Our Compensation Committee also sets the financial performance targets for our named executive officers’ annual cash incentive compensation and vesting terms for their equity awards, including performance-based awards. Our Compensation Committee has engaged Hay Group, an independent compensation consultant, to advise it on executive and Director compensation matters. Hay Group also assists the Committee in gathering and analyzing comparative compensation data both from among the companies in Hay Group’s Retail Executive and Management Total Remuneration Survey and from our peer group, each as described in more detail below. With the goal of maintaining the effectiveness of our executive compensation program, and to keep it consistent with our compensation philosophy, our Compensation Committee reviews the reasonableness of compensation for our executive officers, including our named executive officers, and compares it with compensation data from Hay Group’s retail survey and our peer group.

     Hay Group serves at the discretion of the Compensation Committee and meets privately with the Compensation Committee and with its Chairman. At the direction of the Compensation Committee, our Chief Executive Officer works with Hay Group to review comparative compensation data and makes recommendations for base salary, annual cash incentive compensation, and long-term equity incentive compensation for our named executive officers, other than himself. Compensation for our Chief Executive Officer is set by the Compensation Committee, without any involvement by the Chief Executive Officer or other named executive officers, based on recommendations made by Hay Group. The Compensation Committee has assessed the independence of Hay Group pursuant to the SEC rules and has determined that the work provided by Hay Group did not raise a conflict of interest.

     In setting compensation of all named executive officers, our Compensation Committee takes into account multiple objective and subjective factors, including:

(i)	The nature and scope of each executive’s responsibilities;

(ii)	Comparative compensation data for executives in similar positions at companies in the Retail Survey and in our peer group;

(iii)	Each executive’s experience, performance, and contribution to the Company;

(iv)	The Company’s performance;

(v)	Prior equity awards and potential future earnings from equity awards;

(vi)	Retention needs; and

(vii)	Any other factors the Committee deems relevant.

The Retail Survey and Peer Group Analysis

     The survey conducted by Hay Group is comprised of more than 100 companies in the retail and wholesale industry and provides comparable compensation information by controlling for differences in companies’ revenue size and in the scope of responsibility of different executives. In August 2012, the Compensation Committee, at the advice of Hay Group, began using a subset of Hay Group’s survey which consists of 54 companies (Retail Survey as listed in Appendix A) for executive compensation market assessment. The Compensation Committee believes that these companies are engaged in businesses more similar to the Company’s business than the other companies in Hay Group’s survey because they are largely apparel and related products retailers or department stores who primarily sell apparel and related products. In addition, our Compensation Committee has established a peer group, which is generally comprised of companies in the retail or wholesale industries that primarily conduct business in apparel or related accessories, sell products under multiple brands through retail and outlet stores, and have net sales generally between one-half and two times the Company’s net sales. In fiscal 2012, our peer group was comprised of the following sixteen companies:

Aeropostale, Inc.	Fossil, Inc.
American Eagle Outfitters, Inc.	Guess?, Inc.
Ann, Inc.	Hanesbrands Inc.
Ascena Retail Group, Inc.	Jones Group, Inc.
Chico’s FAS, Inc.	Quiksilver, Inc.
The Children’s Place Retail Stores, Inc.	Under Armour, Inc.
Coach, Inc.	Urban Outfitters, Inc.
Columbia Sportswear Company	The Warnaco Group, Inc.

     In August 2012, our Compensation Committee conducted with Hay Group its annual review of our peer group and determined to remove Coldwater Creek, Inc. and Pacific Sunwear of California, Inc. as both companies no longer fit the criteria above. Collective Brands, Inc. was also removed as it was acquired in 2012. Based on the review, the Compensation Committee determined to add Fossil, Inc., Under Armour, Inc., and Urban Outfitters, Inc. to the peer group as they fit the criteria established for the peer group.

Total Direct Compensation

     In setting a total direct compensation target for each named executive officer, our Compensation Committee considers both objective and subjective factors set forth above, as well as prior equity awards, potential future earnings from equity awards, and retention needs. The Compensation Committee also reviews total direct compensation, and its individual components, at the 25th, 50th, and 75th percentile levels paid to executives in similar positions at the companies in the Retail Survey and our peer group to understand where the compensation it sets falls relative to the market practices.

     Throughout fiscal 2012, our Compensation Committee reviewed compensation data from the Retail Survey and our peer group to compare the compensation of our named executive officers. In fiscal 2012, as set forth in more detail in the Fiscal 2012 Summary Compensation Table, the total direct compensation of each of our named executive officers was as follows:

Total Direct
Named Executive Officer	Compensation
Michael D. Casey	$9,766,346
Richard F. Westenberger	$1,824,242
Lisa A. Fitzgerald	$1,930,588
Brian J. Lynch	$1,934,668
Christopher W. Rork	$1,851,503
James C. Petty	$1,880,888

Base Salary

     When setting base salaries for our named executive officers, our Compensation Committee considers the subjective and objective factors set forth above and also reviews base salaries at the 25th, 50th, and 75th percentile levels paid to executives in similar positions at the companies in the Retail Survey and our peer group, as appropriate.

     Utilizing base salary data from the Retail Survey and, with respect to Messrs. Casey and Westenberger, base salary data for the Company’s peer group, as well as making adjustments in light of the objective and subjective factors discussed above, the Committee determined to increase base salaries for fiscal 2013 to better align with market competitive levels. The base salary for Mr. Lynch was increased when he was promoted to President on December 14, 2012. Because Mr. Petty has announced that he will be retiring from the Company on June 30, 2013, his base salary was not adjusted. The following table details the base salaries we provided in fiscal 2012 to each of our named executive officers and their corresponding base salaries for fiscal 2013, which, with the exception of Messrs. Lynch and Petty, will become effective April 28, 2013. The base salaries set for 2013 approximate the 50th percentile (median) levels paid to executives in similar positions at the companies in the Retail Survey and our peer group.

	Base Salary
Named Executive Officer	Fiscal 2012	Fiscal 2013
Michael D. Casey	$850,000	$900,000
Chairman of the Board and Chief Executive Officer
Richard F. Westenberger	$480,000	$515,000
Executive Vice President and Chief Financial Officer
Lisa A. Fitzgerald	$515,000	$530,000
Executive Vice President and Brand Leader for OshKosh B’gosh
Brian J. Lynch	$525,000	$650,000
President
Christopher W. Rork	$465,000	$500,000
Executive Vice President of Supply Chain
James C. Petty	$495,000	$495,000
Former President of Retail Stores

Annual Cash Incentive Compensation

     The Company makes annual cash incentive compensation (through the Annual Incentive Plan) a significant component of our named executive officers’ targeted total direct compensation in order to motivate our executives to meet and exceed the Company’s annual operating plans. For each named executive officer, our Compensation Committee approves target annual cash incentive compensation as a percentage of such named executive officer’s base salary. In establishing these annual cash incentive compensation targets, the Compensation Committee considers our named executive officers’ potential total direct compensation in light of the Company’s compensation philosophy and comparative compensation data. Our named executive officers may also receive special bonuses in recognition of special circumstances or for superior performance.

     In February 2012, our Compensation Committee set the following fiscal 2012 annual cash incentive compensation targets for our named executive officers: 125% of base salary for Mr. Casey and 75% of base salary for Ms. Fitzgerald and Messrs. Westenberger, Lynch, Rork and Petty. In February 2013, taking into consideration comparative compensation data in light of his promotion to the role of President, the Compensation Committee increased the annual cash incentive compensation target for Mr. Lynch to 100% of base salary for fiscal 2013. The fiscal 2013 annual cash incentive compensation targets for the other named executive officers remained consistent with the fiscal 2012 levels.

     The named executive officers can earn their annual cash incentive compensation based upon the Company’s achievement of financial performance targets pre-determined by the Compensation Committee. In accordance with our Incentive Compensation Plan, for fiscal 2012, the Compensation Committee used three financial performance metrics to determine the amount, if any, of annual cash incentive compensation to be paid under our Incentive Compensation Plan: net sales (weighted at 25%); earnings before interest and taxes (“EBIT”), adjusted, if applicable, in the same manner as for presentation to the financial markets (weighted at 25%); and earnings per share (“EPS”), adjusted, if applicable, in the same manner as for presentation to the financial markets (weighted at 50%). Our Compensation Committee selected net sales, EBIT, and EPS as performance metrics because it believes they are key financial measures that are aligned with the interests of our shareholders and help to measure the quality of our earnings.

     Our Compensation Committee has the discretion not to award or reduce annual cash incentive compensation, even if the Company achieves its financial performance targets, and to take into account personal performance in determining the percentage of each named executive officer’s annual cash incentive compensation to be paid, if any. For example, our Compensation Committee has discretion to reduce future incentive compensation awards based on financial restatements or misconduct. In addition, in accordance with the requirements of the Sarbanes-Oxley Act of 2002, Messrs. Casey and Westenberger are subject to the adjustment, cancellation or recovery of incentive awards or payments made to them in the event of a financial restatement.

     Our named executive officers could have earned from 0% to 200% of their target annual cash incentive compensation in fiscal 2012 based upon the Company’s achievement of the following financial targets, weighted at the following percentages:

	Net Sales	EBIT
	($ in billions)	($ in millions)	EPS
	(25%)	(25%)	(50%)
25% of Target Annual Cash Incentive Compensation (Threshold)	$2.247	$215.0	$2.20
100% of Target Annual Cash Incentive Compensation (Target)	$2.322	$243.0	$2.50
200% of Target Annual Cash Incentive Compensation (Maximum)	$2.397	$271.0	$2.80
Actual 2012 Performance	$2.382	$275.1	$2.85

     Based on the Company’s fiscal 2012 performance, our named executive officers were awarded 198% of their cash incentive compensation targets for fiscal 2012. Actual payouts for the named executive officers are shown in the Summary Compensation Table.

Long-Term Equity Incentive Compensation

     Our Equity Incentive Plan allows for various types of equity awards, including stock options, restricted stock, restricted stock units, stock appreciation rights, and deferred stock. Awards under our Equity Incentive Plan are granted to recruit, motivate, and retain employees and in connection with promotions or increased responsibility. Historically, our Compensation Committee has awarded time and performance-based stock options, time and performance-based restricted stock, and time-based restricted stock units, although it could use other forms of equity awards in the future.

     All awards under our Equity Incentive Plan must be approved by our Compensation Committee. Our Compensation Committee determines the type, timing, and amount of equity awards granted to each of our named executive officers after considering their previous equity awards, base salary, and target annual cash incentive compensation in light of the Company’s compensation philosophy. Our Compensation Committee also considers the comparative compensation data in the Retail Survey and our peer group, and our desire to retain and motivate our named executive officers and to align their goals with the long-term goals of our shareholders. Our Compensation Committee’s practice is to approve grants of stock options, restricted stock, and restricted stock units at regularly scheduled meetings. Our Compensation Committee may also make equity grants at special meetings or by unanimous written consent. Our Compensation Committee could select a date subsequent to a regularly scheduled meeting on which to grant equity awards. Our Compensation Committee sets the exercise prices of equity awards at the closing price of our common stock on the NYSE on the date of grant.

     In considering the value of equity awards, we calculate the value of stock option awards by using the Black-Scholes option pricing valuation method and the value of time-based and performance-based restricted stock awards equal to the closing price of our common stock on the date of grant.

     In February 2012, based on criteria described above, our Compensation Committee approved annual stock option and restricted stock grants for each named executive officer. The Committee, acting on a recommendation from Hay Group, expanded the use of performance-based restricted stock awards, which were previously granted solely to Mr. Casey in March 2011, to all other named executive officers. By tying a portion of restricted stock awards granted to all named executive officers in fiscal 2012 to the Company’s performance, as described in more detail below, the Committee was attempting to more closely align goals of our named executive officers with the long-term goals of our shareholders. Mr. Casey received an annual grant of 70,000 time-based stock options, 35,000 shares of time-based restricted stock, and 100,000 shares of performance-based restricted stock. Ms. Fitzgerald, and Messrs. Lynch, Petty, Rork and Westenberger each received an annual grant of 8,000 time-based stock options, 4,000 shares of time-based restricted stock, and 8,000 shares of performance-based restricted stock. Each named executive officer’s performance-based restricted shares granted in February 2012 are eligible to vest in fiscal 2015 in varying percentages (between 25% and 100%) if the Company achieves certain compound annual growth in earnings per share (as adjusted for items judged to be non-recurring or unusual in nature), measured from fiscal 2011 to fiscal 2014. Once vested, the performance-based restricted shares granted to Mr. Casey may not be sold for an additional one-year period (except to satisfy tax obligations resulting from vesting of such shares).

     In February 2013, based on criteria described above, our Compensation Committee approved annual stock option, restricted stock and performance-based restricted stock grants for each named executive officer. Mr. Casey received an annual grant of 50,000 time-based stock options, 25,000 shares of time-based restricted stock, and 50,000 shares of performance-based restricted stock. Mr. Lynch received an annual grant of 18,000 time-based stock options, 9,000 shares of time-based restricted stock, and 18,000 shares of performance-based restricted stock. Ms. Fitzgerald, and Messrs. Rork and Westenberger each received an annual grant of 8,000 time-based stock options, 4,000 shares of time-based restricted stock, and 8,000 shares of performance-based restricted stock. Each named executive officer’s performance-based restricted shares granted in February 2013 are eligible to vest in fiscal 2016 in varying percentages (between 25% and 100%) if the Company achieves certain compound annual growth in earnings per share (as adjusted for items judged to be non-recurring or unusual in nature), measured from fiscal 2012 to fiscal 2015. Once vested, the performance-based restricted shares granted to Mr. Casey may not be sold for an additional one-year period (except to satisfy tax obligations resulting from vesting of such shares).

     All of the time-based stock option and time-based restricted stock awards granted to our named executive officers in fiscal 2012 and fiscal 2013 are subject to the equity retention policy described above and vest in four equal, annual installments on the anniversary of the grant date, contingent on the executive officer’s continued employment with the Company.

Stock Ownership Guidelines and Equity Retention Policy

     Our Compensation Committee regularly reviews the equity ownership of our named executive officers compared to the Company’s minimum ownership guidelines. Under the Company’s minimum ownership guidelines, no named executive officer may sell Company stock (other than to cover the tax obligations resulting from the vesting of Company restricted stock or from exercising vested stock options) unless he or she owns shares of Company stock with a total market value in excess of a multiple of his or her base salary and continues to maintain such level of ownership after selling Company stock. For fiscal 2012, the ownership multiples for our named executive officers were as follows: Chief Executive Officer - seven times his base salary; Chief Financial Officer, Brand Leader for OshKosh B’gosh, Brand Leader for Carter’s, and Executive Vice President of Supply Chain - three times their respective base salaries. Each of our named executive officers met these ownership guidelines in fiscal 2012. In February 2013, taking into consideration comparative compensation data, our Compensation Committee determined to set the ownership multiple for President at four times his base salary.

     Our equity retention policy for executive officers requires that, prior to any sale, any time-based restricted stock granted to an executive officer after January 1, 2009 be held for four years following the date of grant, except for any withholding to cover tax obligations resulting from the vesting of such shares. The policy also requires that time-based options granted after January 1, 2009 be held for at least one year from the date of vesting. Further, hedging Company stock is prohibited under the Company’s policies.

401(k) Plan

     The Company’s 401(k) matching program provides Company matching of employee contributions at the discretion of the Company based on the Company’s performance. In February 2013, the Company announced that contributions made to the Company’s 401(k) plan in fiscal 2012 would be matched 100% by the Company for all employees.

Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to a company’s principal executive officer and the company’s three most highly compensated executive officers, other than its principal financial officer. This limitation generally does not apply to performance-based compensation that is awarded under a plan that is approved by the shareholders of a company and that also meets certain other technical requirements. Our compensation program for our named executive officers is generally intended to operate within the deductibility requirements under Section 162(m). However, the Compensation Committee may decide, from time to time, to award compensation that is not fully deductible under Section 162(m) to ensure that our executive officers are compensated at a competitive level or for other reasons consistent with our compensation policies and philosophies.

Severance Agreements with Current Named Executive Officers

     Each of our current named executive officers has a severance agreement with the Company. In the event that a named executive officer is terminated by the Company for “cause,” retires, becomes disabled, or dies, the executive or his or her estate will be provided his or her base salary and medical and other benefits through the termination of his or her employment.

     If a named executive officer is terminated without “cause,” or a named executive officer terminates for “good reason” (with “cause” and “good reason” defined in each executive’s respective agreement and summarized below) the Company will be obligated to pay such executive’s base salary for 24 months in the case of: Messrs. Casey and Petty, and for 12 months in the case of: Ms. Fitzgerald and Messrs. Lynch, Rork and Westenberger. The Company is also obligated to pay Messrs. Casey, Lynch, Petty, Rork, and Westenberger and Ms. Fitzgerald a pro-rated annual cash incentive compensation amount that would have been earned by each such executive if he or she had been employed at the end of the year in which his or her employment was terminated. The determination of whether an annual cash incentive compensation is payable to the named executive officer will not take into account any individual performance goals and shall be based solely on the extent to which Company performance goals have been met. Additionally, the Company is obligated to pay the medical, dental, and life insurance benefits for 24 months for Mr. Casey, and for 12 months in the case of Ms. Fitzgerald and Messrs. Lynch, Petty, Rork and Westenberger.

     In the event that within two years following a “change of control” (with “change of control” defined in each executive’s agreement) the Company terminates the named executive officer’s employment, other than for “cause” or such executive terminates his or her employment for “good reason,” the Company shall pay such named executive officer base salary, medical, dental, and life insurance benefits for 36 months in the case of Mr. Casey, and 24 months in the case of: Ms. Fitzgerald and Messrs. Lynch, Petty, Rork, and Westenberger. In the event of a “change of control” of the Company, all unvested stock options and all unvested shares of restricted stock held by the named executive shall fully vest.

     Severance payments made to the named executive officers are subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

     Under the agreements with each of our named executive officers, “cause” is generally deemed to exist when such named executive officer has: (i) been convicted of a felony or entered a plea of guilty or no contest to a felony; (ii) committed fraud or other act involving dishonesty for personal gain which is materially injurious to the Company; (iii) materially breached his or her obligations of confidentiality, intellectual property assignment, non-competition, non-solicitation, or non-disparagement against the Company after a cure period, provided such breach by its nature was curable; (iv) willfully engaged in gross misconduct which is injurious to the Company; or, (v) after a cure period, willfully refused to substantially perform his duties or is grossly negligent in performance of such duties.

     Under the agreements with our named executive officers, “good reason” is generally deemed to exist when there is (i) a material reduction in executive’s title, duties, or responsibilities; (ii) a material change in the geographic location at which the executive must perform services; or (iii) a material breach of the executive’s agreement by the Company.

Potential Payments Upon a Termination and Change of Control

Termination

     As described in more detail above under the heading “Severance Agreements,” we have entered into certain agreements and maintain certain plans that may require us in the future, to make certain payments and provide certain benefits in the event of a termination of employment.

     For purposes of the table below, a hypothetical termination without “cause” or for “good reason” is assumed to have occurred as of December 29, 2012, the last day of fiscal 2012. However, none of our named executive officers were terminated on December 29, 2012. There can be no assurance that a termination of employment of any of our named executive officers would produce the same or similar results as those set forth below on any other date. The terms “without cause” and “good reason” are defined in the agreements with our executives and summarized above under the heading “Severance Agreements.”

	Michael	Richard	Lisa	Brian	Christopher	James
	Casey	Westenberger	Fitzgerald	Lynch	Rork	Petty
Base Salary	$1,700,000	$480,000	$515,000	$650,000	$465,000	$990,000
Cash Incentive
Compensation (a)	2,103,705	712,800	764,800	779,650	690,550	735,100
Health and Other Benefits	32,224	17,208	17,208	16,371	9,183	17,208
Total	$3,835,929	$1,210,008	$1,297,008	$1,446,021	$1,164,733	$1,742,308
____________________

(a)	Cash incentive compensation calculations are based on cash incentive compensation targets achieved in fiscal 2012 described in more detail under the heading “Annual Cash Incentive Compensation” above.

Termination Following a Change of Control

     As described in more detail above under the heading “Severance Agreements,” we have entered into certain agreements that may require us to make certain payments and provide certain benefits to our named executive officers in the event of a change of control (with “change of control” defined in each executive’s agreement).

     For purposes of the table below, we have assumed that all unvested stock options and all unvested shares of restricted stock have fully vested immediately prior to a change of control on December 29, 2012, the last day of fiscal 2012, and that a termination without “cause” occurred immediately following a change of control on December 29, 2012. However, neither a change of control nor a termination without “cause” occurred on December 29, 2012, and none of the stock options or restricted stock awards was accelerated. The closing price on the NYSE of the Company’s common stock on the last trading day of fiscal 2012 was

$54.24 per share, and the intrinsic value of accelerated stock option vesting would have been as set forth below. There can be no assurance that a change of control would produce the same or similar results as those set forth below on any other date or at any other price.

	Michael	Richard	Lisa	Brian	Christopher	James
	Casey	Westenberger	Fitzgerald	Lynch	Rork	Petty
Base Salary	$2,550,000	$960,000	$1,030,000	$1,300,000	$930,000	$990,000
Cash Incentive
Compensation (a)	2,103,705	712,800	764,800	779,650	690,550	735,100
Health and Other Benefits	48,335	34,416	34,416	32,742	18,366	34,416
Option Value	21,637,300	1,491,240	1,450,640	2,283,010	814,840	3,745,540
Restricted Stock Value	16,068,600	1,545,840	1,844,160	1,749,240	1,261,080	1,586,520
Total	$42,407,940	$4,744,296	$5,124,016	$6,144,642	$3,714,836	$7,091,576
____________________

(a)	Cash incentive compensation calculations are based on cash incentive compensation targets achieved in fiscal 2012 described in more detail under the heading “Annual Cash Incentive Compensation” above.

Perquisites and Other Benefits

     The Company maintains an apartment for Mr. Rork in Hong Kong, which Mr. Rork utilizes while traveling on business. Rent payments for this apartment were approximately $3,673 per month in fiscal 2012. Except for the 401(k) matching program, which applies to all employees, and maintaining an apartment in Hong Kong, each as described in more detail above, our named executive officers do not receive any perquisites or other benefits.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board has reviewed and discussed with Company management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Submitted by the Compensation Committee

Mr. Paul Fulton, Chairman
Mr. A. Bruce Cleverly
Mr. Jevin S. Eagle
Mr. John R. Welch

FISCAL 2012 SUMMARY COMPENSATION TABLE

     The table below provides information concerning the compensation of our named executive officers.

     In the “Salary” column, we disclose the base salary paid to each of our named executive officers during fiscal 2012, 2011, and 2010.

     In the “Bonus” column, we disclose the cash bonuses earned during fiscal 2012, 2011, and 2010, other than amounts earned pursuant to the Company’s Amended and Restated Incentive Compensation Plan.

     In the “Stock Awards” and “Option Awards” columns, we disclose the total fair value of the grants made in fiscal 2012, 2011, and 2010, without a reduction for assumed forfeitures. For restricted stock, the fair value is calculated using the closing price on the NYSE of our stock on the date of grant. For time-based and performance-based stock options, the fair value is calculated based on assumptions summarized in Note 8 to our audited consolidated financial statements, which are included in our fiscal 2012 Annual Report on Form 10-K.

     In the column “Non-Equity Incentive Plan Compensation,” we disclose the dollar value of all compensation earned in fiscal 2012, 2011, and 2010 pursuant to the Company’s Incentive Compensation Plan.

     In the column “All Other Compensation,” we disclose the dollar value of all other compensation that could not properly be reported in other columns of the Fiscal 2012 Summary Compensation Table, including perquisites, and amounts reimbursed for the payment of taxes, and other payments paid by the Company for the benefit of our named executive officers.

							Non-Equity
					Stock	Option	Incentive	All Other
					Awards	Awards	Plan	Compensation
	Fiscal	Salary	Bonus		($)	($)	Compensation	($)	Total
Name and Principal Position	Year	($)	($)		(a)	(b)	($)	(c)	($)
Michael D. Casey	2012	$818,846	$—		$5,752,350	$1,068,900	$2,103,750	$22,500	$9,766,346
Chairman of the Board of Directors and	2011	$760,000	$—		$3,408,800	$960,000	$855,000	$22,000	$6,005,800
Chief Executive Officer	2010	$739,231	$—		$1,121,600	$951,200	$2,280,000	$22,000	$5,114,031

Richard F. Westenberger	2012	$460,962	$—		$511,320	$122,160	$712,800	$17,000	$1,824,242
Executive Vice President and	2011	$425,000	$—		$455,040	$144,000	$239,100	$16,500	$1,279,640
Chief Financial Officer	2010	$416,346	$—		$112,160	$154,570	$637,500	$16,500	$1,337,076

Lisa A. Fitzgerald	2012	$509,808	$—		$511,320	$122,160	$764,800	$22,500	$1,930,588
Executive Vice President and	2011	$500,000	$—		$455,040	$144,000	$281,250	$16,500	$1,396,790
Brand Leader for OshKosh B’gosh	2010	$451,923	$250,000	(d)	$560,800	$475,600	$750,000	$123,166	$2,611,489

Brian J. Lynch	2012	$499,038	$—		$511,320	$122,160	$779,650	$22,500	$1,934,668
President	2011	$445,192	$—		$597,240	$144,000	$253,150	$16,500	$1,456,082

Christopher W. Rork	2012	$459,808	$—		$511,320	$122,160	$690,550	$67,665	$1,851,503
Executive Vice President of Supply Chain	2011	$294,231	$100,000	(e)	$452,700	$375,000	$253,150	$108,972	$1,584,053

James C. Petty	2012	$489,808	$—		$511,320	$122,160	$735,100	$22,500	$1,880,888
Former President of Retail Stores
____________________

(a)	The amounts disclosed in this column represent the total grant date fair value for the following grants:

	(i)	Mr. Casey was granted 40,000 shares of restricted stock on February 16, 2010 with a grant date fair value of $28.04 per share, 40,000 shares of restricted stock on February 24, 2011 with a grant date fair value of $28.44 per share and 35,000 shares of restricted stock on February 22, 2012 with a grant date fair value of $42.61 per share. These grants vest in four equal, annual installments following the date of grant. Mr. Casey was granted 80,000 shares of performance-based restricted stock on March 30, 2011, with a grant date fair value of $28.39 per share and 100,000 shares of performance-based restricted stock on February 22, 2012, with a grant date fair value of $42.61 per share. Vesting of the performance shares is contingent upon meeting specific performance targets through fiscal 2014. Once vested, the performance-based restricted shares granted in 2012 may not be sold for an additional one year period (except to satisfy tax obligations resulting from vesting of such shares).

	(ii)	Mr. Westenberger was granted 4,000 shares of restricted stock on February 16, 2010 with a grant date fair value of $28.04 per share, 16,000 shares of restricted stock on February 24, 2011 with a grant date fair value of $28.44 per share and 4,000 shares of restricted stock on February 22, 2012 with a grant date fair value of $42.61 per share. These grants vest in four equal, annual installments following the date of grant. Mr. Westenberger was granted 8,000 shares of performance-based restricted stock on February 22, 2012, with a grant date fair value of $42.61 per share. Vesting of the performance shares is contingent upon meeting specific performance targets through fiscal 2014.

	(iii)	Ms. Fitzgerald was granted 20,000 shares of restricted stock on February 16, 2010 with a grant date fair value of $28.04 per share, 16,000 shares of restricted stock on February 24, 2011 with a grant date fair value of $28.44 per share and 4,000 shares of restricted stock on February 22, 2012 with a grant date fair value of $42.61 per share. These grants vest in four equal, annual installments following the date of grant. Ms. Fitzgerald was granted 8,000 shares of performance-based restricted stock on February 22, 2012, with a grant date fair value of $42.61 per share. Vesting of the performance shares is contingent upon meeting specific performance targets through fiscal 2014.

	(iv)	Mr. Lynch was granted 21,000 shares of restricted stock on February 24, 2011 with a grant date fair value of $28.44 per share and 4,000 shares of restricted stock on February 22, 2012 with a grant date fair value of $42.61 per share. These grants vest in four equal, annual installments following the date of grant. Mr. Lynch was granted 8,000 shares of performance-based restricted stock on February 22, 2012, with a grant date fair value of $42.61 per share. Vesting of the performance shares is contingent upon meeting specific performance targets through fiscal 2014.

	(v)	Mr. Rork was granted 15,000 shares of restricted stock on May 12, 2011 with a grant date fair value of $30.18 per share and 4,000 shares of restricted stock on February 22, 2012 with a grant date fair value of $42.61 per share. These grants vest in four equal, annual installments following the date of grant. Mr. Rork was granted 8,000 shares of performance-based restricted stock on February 22, 2012, with a grant date fair value of $42.61 per share. Vesting of the performance shares is contingent upon meeting specific performance targets through fiscal 2014.

	(vi)	Mr. Petty was granted 4,000 shares of restricted and 8,000 shares of performance-based restricted stock on February 22, 2012 with grant date fair values of $42.61 per share. The restricted stock vests in four equal installments following the date of grant. The vesting of the performance shares is contingent upon meeting specific performance targets through fiscal 2014.

(b)	The amounts disclosed in this column represent the total grant date fair value for the following grants:

	(i)	Mr. Casey was granted 80,000 time-based stock options on February 16, 2010 with a Black-Scholes fair value of $11.89 per share and an exercise price of $28.04 per share, 80,000 time-based stock options on February 24, 2011 with a Black-Scholes fair value of $12.00 per share and an exercise price of $28.44 per share and 70,000 time-based stock options on February 22, 2012 with a Black-Scholes fair value of $15.27 per share and an exercise price of $42.61 per share. These grants vest in four equal, annual installments following the date of grant.

	(ii)	Mr. Westenberger was granted 13,000 time-based stock options on February 16, 2010 with a Black-Scholes fair value of $11.89 per share and an exercise price of $28.04 per share, 12,000 time-based stock options on February 24, 2011 with a Black-Scholes fair value of $12.00 per share and an exercise price of $28.44 per share and 8,000 time-based stock options on February 22, 2012 with a Black-Scholes fair value of $15.27 per share and an exercise price of $42.61 per share. These grants vest in four equal, annual installments following the date of grant.

	(iii)	Ms. Fitzgerald was granted 40,000 time-based stock options on February 16, 2010 with a Black-Scholes fair value of $11.89 per share and an exercise price of $28.04 per share, 12,000 time-based stock options on February 24, 2011 with a Black-Scholes fair value of $12.00 per share and an exercise price of $28.44 per share and 8,000 time-based stock options on February 22, 2012 with a Black-Scholes fair value of $15.27 per share and an exercise price of $42.61 per share. These grants vest in four equal, annual installments following the date of grant.

	(iv)	Mr. Lynch was granted 12,000 time-based stock options on February 24, 2011 with a Black-Scholes fair value of $12.00 per share and an exercise price of $28.44 per share and 8,000 time-based stock options on February 22, 2012 with a Black-Scholes fair value of $15.27 per share and an exercise price of $42.61 per share. These grants vest in four equal, annual installments following the date of grant.

	(v)	Mr. Rork was granted 30,000 time-based stock options on May 12, 2011 with a Black-Scholes fair value of $12.50 per share and an exercise price of $30.18 per share and 8,000 time-based stock options on February 22, 2012 with a Black-Scholes fair value of $15.27 per share and an exercise price of $42.61 per share. These grants vests in four equal, annual installments following the date of grant.

	(vi)	Mr. Petty was granted 8,000 time-based stock options on February 22, 2012 with a Black-Scholes fair value of $15.27 per share and an exercise price of $42.61 per share.

(c)	The amounts shown as “All Other Compensation” for fiscal 2012 consist of the following:

	401(k)			Tax
	Company		Perquisites	Gross-Ups
Name	Match	Relocation	(i)	(ii)	Total
Michael D. Casey	$22,500	$—	$—	$—	$22,500
Richard F. Westenberger	$17,000	$—	$—	$—	$17,000
Lisa A. Fitzgerald	$22,500	$—	$—	$—	$22,500
Brian J. Lynch	$22,500	$—	$—	$—	$22,500
Christopher W. Rork	$13,794	$4,157	$44,078	$5,636	$67,665
James C. Petty	$22,500	$—	$—	$—	$22,500
____________________

	(i)	Rent payments for the apartment the Company maintains for Mr. Rork in Hong Kong.

	(ii)	Mr. Rork’s gross-up is comprised of amounts related to relocation reimbursements.

(d)	Special one-time sign-on bonus for Ms. Fitzgerald.

(e)	Special one-time sign-on bonus for Mr. Rork.

FISCAL 2012 GRANTS OF PLAN-BASED AWARDS

     The following table provides information concerning each grant of plan-based awards made to a named executive officer in fiscal 2012. This includes incentive compensation awards granted under our Incentive Compensation Plan and stock option and restricted stock awards granted under our Equity Incentive Plan. The threshold, target, and maximum columns reflect the range of estimated payouts under these plans for fiscal 2012. The exercise price disclosed is equal to the closing market price of our common stock on the date of grant. The last column reports the aggregate grant date fair value of all awards made in fiscal 2012 as if they were fully vested on the grant date.

						Estimated Future Payouts			Exercise	Grant
			Estimated Future Payouts Under			Under Equity Incentive Plan			or Base	Date Fair
		Equity	Non-Equity Incentive Plan Awards (a)			Awards			Price of	Value of
		Award							Option	Stock and
	Award	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards	Option
Name	Type	Date	($)	($)	($)	(#)	(#)	(#)	($/Sh)	Awards
Michael D. Casey	Cash Incentive
	Compensation		$265,625	$1,062,500	$2,125,000
	Shares (b)	2/22/2012					35,000	35,000		$1,491,350
	Shares (c)	2/22/2012					100,000	100,000		$4,261,000
	Options (d)	2/22/2012					70,000	70,000	$42.61	$1,068,900

Richard F. Westenberger	Cash Incentive
	Compensation		$90,000	$360,000	$720,000
	Shares (b)	2/22/2012					4,000	4,000		$170,440
	Shares (c)	2/22/2012					8,000	8,000		$340,880
	Options (d)	2/22/2012					8,000	8,000	$42.61	$122,160

Lisa A. Fitzgerald	Cash Incentive
	Compensation		$96,563	$386,250	$772,500
	Shares (b)	2/22/2012					4,000	4,000		$170,440
	Shares (c)	2/22/2012					8,000	8,000		$340,880
	Options (d)	2/22/2012					8,000	8,000	$42.61	$122,160

Brian J. Lynch	Cash Incentive
	Compensation		$98,438	$393,750	$787,500
	Shares (b)	2/22/2012					4,000	4,000		$170,440
	Shares (c)	2/22/2012					8,000	8,000		$340,880
	Options (d)	2/22/2012					8,000	8,000	$42.61	$122,160

Christopher W. Rork	Cash Incentive
	Compensation		$87,188	$348,750	$697,500
	Shares (b)	2/22/2012					4,000	4,000		$170,440
	Shares (c)	2/22/2012					8,000	8,000		$340,880
	Options (d)	2/22/2012					8,000	8,000	$42.61	$122,160

James C. Petty	Cash Incentive
	Compensation		$92,813	$371,250	$742,500
	Shares (b)	2/22/2012					4,000	4,000		$170,440
	Shares (c)	2/22/2012					8,000	8,000		$340,880
	Options (d)	2/22/2012					8,000	8,000	$42.61	$122,160
____________________

(a)	The amounts shown under the “Threshold” column represent 25% of the target cash incentive compensation, assuming threshold level performance is achieved under the financial performance measures. The amounts shown under the “Target” column represent 100% of the target cash incentive compensation, assuming target level performance is achieved under the financial performance measures. The amounts shown under the “Maximum” column represent 200% of the target cash incentive compensation, assuming maximum level performance is achieved under the financial performance measures.

(b)	Shares of time-based restricted stock were granted pursuant to the Company’s Equity Incentive Plan. These restricted shares vest ratably in four equal, annual installments following the date of grant.

(c)	Shares of performance-based restricted stock were granted pursuant to the Company’s Equity Incentive Plan. These restricted shares vest upon meeting specific performance targets through fiscal 2014. Once vested, the performance-based restricted shares granted to Mr. Casey may not be sold for an additional one-year period (except to satisfy tax obligations resulting from vesting of such shares).

(d)	Time-based stock options were granted pursuant to the Company’s Equity Incentive Plan. These stock options vest ratably in four equal, annual installments following the date of grant.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2012

     The following table provides information concerning our named executive officers’ exercises of stock options and vesting of restricted stock during fiscal 2012. The table reports, on an aggregate basis, the number of securities acquired upon exercise of stock options, the dollar value realized upon exercise of stock options, the number of shares of restricted stock that have vested, and the dollar value realized upon the vesting of restricted stock.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($) (a)	(#)	($) (b)
Michael D. Casey	—	$—	32,500	$1,480,800
Richard F. Westenberger	—	$—	7,500	$324,060
Lisa A. Fitzgerald	—	$—	9,000	$393,040
Brian J. Lynch	20,000	$540,300	9,750	$445,073
Christopher W. Rork	—	$—	3,750	$190,275
James C. Petty	70,250	$1,969,675	13,750	$664,750
____________________

(a)	Aggregate dollar amount was calculated by multiplying the number of shares acquired by the difference between the market price of the underlying securities at the time of exercise and the exercise price of the stock options.

(b)	Aggregate dollar amount was calculated by multiplying the number of shares acquired on vesting by the market price of the Company’s stock on the date of vesting.

OUTSTANDING EQUITY AWARDS AT FISCAL 2012 YEAR-END

     The following table provides information regarding unexercised stock options, stock that has not yet vested, and equity incentive plan awards for each named executive officer outstanding as of the end of fiscal 2012. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award.

	Option Awards					Stock Awards
			Equity Incentive			Equity Incentive	Equity Incentive
			Plan Awards:			Plan Awards:	Plan Awards:
	Number of	Number of	Number of			Number of	Market or
	Securities	Securities	Securities			Unearned Shares,	Payout Value of
	Underlying	Underlying	Underlying			Units or	Unearned Shares,
	Unexercised	Unexercised	Unexercised	Option		Other Rights	Units or Other
	Options	Options	Unearned	Exercise	Option	That Have	Rights That Have
	(#)	(#) (a)	Options	Price	Expiration	Not Vested	Not Vested
Name	(Exercisable)	(Unexercisable)	(#)	($)	Date	(#) (b)	($) (c)
Michael D. Casey	200,000			$14.81	3/22/2014
	12,000			$34.32	2/16/2016
	12,000			$22.19	2/15/2017
	125,000			$17.90	8/6/2018
	75,000	25,000		$18.14	3/12/2019
	40,000	40,000		$28.04	2/16/2020
	20,000	60,000		$28.44	2/24/2021
		70,000		$42.61	2/22/2022
						296,250	$16,068,600

Richard F. Westenberger	15,000	5,000		$16.84	2/6/2019
	6,500	6,500		$28.04	2/16/2020
	3,000	9,000		$28.44	2/24/2021
		8,000		$42.61	2/22/2022
						28,500	$1,545,840

Lisa A. Fitzgerald	20,000	20,000		$28.04	2/16/2020
	3,000	9,000		$28.44	2/24/2021
		8,000		$42.61	2/22/2022
						34,000	$1,844,160

Brian J. Lynch	2,800			$34.32	2/16/2016
	6,000			$22.19	2/15/2017
	8,000			$22.79	12/3/2017
	8,000			$14.48	5/8/2018
	15,000	5,000		$18.14	3/12/2019
	6,500	6,500		$28.04	2/16/2020
	3,000	9,000		$28.44	2/24/2021
		8,000		$42.61	2/22/2022
						32,250	$1,749,240

Christopher W. Rork	7,500	22,500		$30.18	5/12/2021
		8,000		$42.61	2/22/2022
						23,250	$1,261,080

James C. Petty	56,250			$14.18	7/1/2018
	12,500	6,250		$18.14	3/12/2019
	5,250	10,500		$28.04	2/16/2020
	3,000	9,000		$28.44	2/24/2021
		8,000		$42.61	2/22/2022
						29,250	$1,586,520

____________________

(a)	Unexercisable options relate to the following awards:

	(i)	Mr. Casey was granted 100,000 time-based stock options on March 12, 2009 with a Black-Scholes fair value of $7.63 per share and an exercise price of $18.14 per share, 80,000 time-based stock options on February 16, 2010 with a Black-Scholes fair value of $11.89 per share and an exercise price of $28.04 per share, 80,000 time-based stock options on February 24, 2011 with a Black-Scholes fair value of $12.00 per share and an exercise price of $28.44 per share and 70,000 time-based stock options on February 22, 2012 with a Black-Scholes fair value of $15.27 per share and an exercise price of $42.61 per share. These stock option grants vest in four equal, annual installments following the date of grant.

	(ii)	Mr. Westenberger was granted 20,000 time-based stock options on February 6, 2009 with a Black-Scholes fair value of $7.05 per share and an exercise price of $16.84 per share, 13,000 time-based stock options on February 16, 2010 with a Black-Scholes fair value of $11.89 per share and an exercise price of $28.04 per share, 12,000 time-based stock options on February 24, 2011 with a Black-Scholes fair value of $12.00 per share and an exercise price of $28.44 per share, and 8,000 time-based stock options on February 22, 2012 with a Black-Scholes fair value of $15.27 per share and an exercise price of $42.61 per share. These stock option grants vest in four equal, annual installments following the date of grant.

	(iii)	Ms. Fitzgerald was granted 40,000 time-based stock options on February 16, 2010 with a Black-Scholes fair value of $11.89 per share and an exercise price of $28.04 per share, 12,000 time-based stock options on February 24, 2011 with a Black-Scholes fair value of $12.00 per share and an exercise price of $28.44 per share, and 8,000 time-based stock options on February 22, 2012 with a Black-Scholes fair value of $15.27 per share and an exercise price of $42.61 per share. These stock option grants vest in four equal, annual installments following the date of grant.

	(iv)	Mr. Lynch was granted 20,000 time-based stock options on March 12, 2009 with a Black-Scholes fair value of $7.63 per share and an exercise price of $18.14 per share, 13,000 time-based stock options on February 16, 2010 with a Black-Scholes fair value of $11.89 per share and an exercise price of $28.04 per share, 12,000 time-based stock options on February 24, 2011 with a Black-Scholes fair value of $12.00 per share and an exercise price of $28.44 per share, and 8,000 time-based stock options on February 22, 2012 with a Black-Scholes fair value of $15.27 per share and an exercise price of $42.61 per share. These stock option grants vest in four equal, annual installments following the date of grant.

	(v)	Mr. Rork was granted 30,000 time-based stock options on May 12, 2011 with a Black-Scholes fair value of $12.50 per share and an exercise price of $30.18 per share, and 8,000 time-based stock options on February 22, 2012 with a Black-Scholes fair value of $15.27 per share and an exercise price of $42.61 per share. These stock option grants vest in four equal, annual installments following the date of grant.

	(vi)	Mr. Petty was granted 25,000 time-based stock options on March 12, 2009 with a Black-Scholes fair value of $7.63 per share and an exercise price of $18.14 per share, 21,000 time-based stock options on February 16, 2010 with a Black-Scholes fair value of $11.89 per share and an exercise price of $28.04 per share, 12,000 time-based stock options on February 24, 2011 with a Black-Scholes fair value of $12.00 per share and an exercise price of $28.44 per share, and 8,000 time-based stock options on February 22, 2012 with a Black-Scholes fair value of $15.27 per share and an exercise price of $42.61 per share. These stock option grants vest in four equal, annual installments following the date of grant.

(b)	Equity Incentive Plan awards relate to the following grants:

	(i)	Mr. Casey was granted 75,000 shares of performance-based restricted stock on August 7, 2008 with a grant date fair value of $17.92 per share. Fifty percent of these shares vested on March 2, 2011 and 25% vested on December 31, 2011. The remaining 25% of these shares vested on December 31, 2012. Mr. Casey was granted 50,000 shares of time-based restricted stock on March 12, 2009 with a grant date fair value of $18.14 per share, 40,000 shares of time-based restricted stock on February 16, 2010 with a grant date fair value of $28.04 per share, 40,000 shares of time-based restricted stock on February 24, 2011 with a grant date fair value of $28.44 per share, and 35,000 shares of time-based restricted stock on February 22, 2012 with a grant date fair value of $42.61 per share. These grants vest in four equal, annual installments following the date of grant. Mr. Casey was granted 80,000 shares of performance-based restricted stock on March 30, 2011 with a grant date fair of $28.39 per share, and 100,000 shares of performance-based restricted stock on February 22, 2012 with a grant date fair value of $42.61 per share. Vesting of these shares is contingent upon meeting specific performance targets through fiscal 2014. Once vested, the performance-based restricted shares granted in 2012 may not be sold for an additional one year period (except to satisfy tax obligations resulting from vesting of such shares).

	(ii)	Mr. Westenberger was granted 10,000 shares of time-based restricted stock on February 6, 2009 with a grant date fair value of $16.84 per share, 4,000 shares of time-based restricted stock on February 16, 2010 with a grant date fair value of $28.04 per share, and 16,000 shares of time-based restricted stock on February 24, 2011 with a grant date fair value of $28.44 per share, and 4,000 shares of time-based restricted stock on February 22, 2012 with a grant date fair value of $42.61 per share. These grants vest in four equal, annual installments following the date of grant. Additionally, Mr. Westenberger was granted 8,000 shares of performance-based restricted stock on February 22, 2012 with a grant date fair value of $42.61 per share. Vesting of these shares is contingent upon meeting specific performance targets through fiscal 2014.

	(iii)	Ms. Fitzgerald was granted 20,000 shares of time-based restricted stock on February 16, 2010 with a grant date fair value of $28.04 per share, 16,000 shares of time-based restricted stock on February 24, 2011 with a grant date fair value of $28.44 per share, and 4,000 shares of time-based restricted stock on February 22, 2012 with a grant date fair value of $42.61 per share. These grants vest in four equal, annual installments following the date of grant. Additionally, Ms. Fitzgerald was granted 8,000 shares of performance-based restricted stock on February 22, 2012 with a grant date fair value of $42.61 per share. Vesting of these shares is contingent upon meeting specific performance targets through fiscal 2014.

(iv)

Mr. Lynch was granted 10,000 shares of time-based restricted stock on March 12, 2009 with a grant date fair value of $18.14 per share, 4,000 shares of time-based restricted stock on February 16, 2010 with a grant date fair value of $28.04 per share, 21,000 shares of time-based restricted stock on February 24, 2011 with a grant date fair value of $28.44 per share, and 4,000 shares of time-based restricted stock on February 22, 2012 with a grant date fair value of $42.61 per share. These grants vest in four equal, annual installments following the date of grant. Additionally, Mr. Lynch was granted 8,000 shares of performance-based restricted stock on February 22, 2012 with a grant date fair value of $42.61 per share. Vesting of these shares is contingent upon meeting specific performance targets through fiscal 2014.

	(v)	Mr. Rork was granted 15,000 shares of time-based restricted stock on May 12, 2011 with a grant date fair value of $30.18 per share and 4,000 shares of time-based restricted stock on February 22, 2012 with a grant date fair value of $42.61 per share. These grants vest in four equal, annual installments following the date of grant. Additionally, Mr. Rork was granted 8,000 shares of performance-based restricted stock on February 22, 2012 with a grant date fair value of $42.61 per share. Vesting of these shares is contingent upon meeting specific performance targets through fiscal 2014.

	(vi)	Mr. Petty was granted 7,000 shares of time-based restricted stock on March 12, 2009 with a grant date fair value of $18.14 per share, 7,000 shares of time-based restricted stock on February 16, 2010 with a grant date fair value of $28.04 per share, 16,000 shares of time-based restricted stock on February 24, 2011 with a grant date fair value of $28.44 per share, and 4,000 shares of time-based restricted stock on February 22, 2012 with a grant date fair value of $42.61 per share. These grants vest in four equal, annual installments following the date of grant. Additionally, Mr. Petty was granted 8,000 shares of performance-based restricted stock on February 22, 2012 with a grant date fair value of $42.61 per share. Vesting of these shares is contingent upon meeting specific performance targets through fiscal 2014.

(c)	Amount based on the closing market price per share of the Company’s common stock on, December 29, 2012 of $54.24.

SECURITIES OWNERSHIP OF BENEFICIAL OWNERS,
DIRECTORS, AND EXECUTIVE OFFICERS

     The following table sets forth the number of shares of the Company’s common stock owned by each of the following parties as of March 26, 2013, or as of such other date as indicated: (a) each person known by the Company to own beneficially more than five percent of the outstanding common stock; (b) the Company’s named executive officers; (c) each Director; and (d) all Directors and executive officers as a group. Unless otherwise indicated below, the holders’ address is 1170 Peachtree Street NE, 9th Floor, Atlanta, Georgia 30309.

	Beneficial Ownership
Name of Beneficial Owner	Shares	Percent
Viking Global Investors L.P. (1)	3,738,900	6.3%
S.A.C. Capital Advisors, L.P. (2)	3,000,213	5.1%
Hoplite Capital Management LLC (3)	2,980,990	5.0%
Matrix Capital Management Company LLC (4)	2,975,000	5.0%
Michael D. Casey (5)	1,179,708	2.0%
Richard F. Westenberger (6)	82,382	*
Lisa A. Fitzgerald (7)	87,899	*
Brian J. Lynch (8)	125,890	*
Christopher W. Rork (9)	53,926	*
Amy Woods Brinkley	12,700	*
Vanessa J. Castagna	14,930	*
A. Bruce Cleverly	18,439	*
Jevin S. Eagle (10)	13,036	*
Paul Fulton	118,055	*
William J. Montgoris	27,347	*
David Pulver	45,756	*
John R. Welch	67,066	*
Thomas E. Whiddon (11)	84,485	*
All directors and executive officers as a group (12)	2,103,673	3.5%
____________________

*	Indicates less than 1% of our common stock.

(1)	This information is based on Schedule 13G/A, filed with the SEC on February 14, 2013. Viking Global Investors L.P. has shared voting power and dispositive power covering 3,738,900 shares of our common stock. Viking Global Performance LLC has shared voting and dispositive power covering 3,342,700 shares of our common stock. Viking Long Fund GP LLC has shared voting and dispositive power covering 396,200 shares of our common stock. Viking Global Equities L.P. has shared voting and dispositive power covering 1,119,900 shares of our common stock. Viking Global Equities II L.P. shared voting and dispositive power covering 66,500 shares of our common stock. VGE III Portfolio Ltd. has shared voting and dispositive power covering 2,156,300 shares of our common stock. Viking Long Fund Master Ltd has shared voting and dispositive power covering 396,200 shares of our common stock. O. Andreas Halvorsen, David C. Ott, Thomas W. Purcell, Jr. and Daniel S. Sundheim have shared voting and dispositive power covering 3,738,900 shares of our common stock. The address for Viking Global Investors L.P. is 55 Railroad Avenue, Greenwich, CT 06830.

(2)	This information is based on Schedule 13G, filed with the SEC on March 19, 2013. S.A.C. Capital Advisors, L.P. has shared voting power and dispositive power covering 2,174,313 shares of our common stock. S.A.C. Capital Advisors, Inc. has shared voting and dispositive power covering 2,174,313 shares of our common stock. CR Intrinsic Investors, LLC has shared voting and dispositive power covering 220,900 shares of our common stock. Sigma Capital Management, LLC has shared voting and dispositive power covering 605,000 shares of our common stock. Steven A. Cohen has shared voting and dispositive power covering 3,000,213 shares of our common stock. The address for S.A.C. Capital Advisors, L.P. is 72 Cummings Point Road, Stamford, CT 06902.

(3)	This information is based on Schedule 13G, filed with the SEC on February 14, 2013. Hoplite Capital Management LLC has voting power and dispositive power covering 2,980,990 shares of our common stock. John T. Lykouretzos has shared voting and dispositive power covering 2,980,990 shares of our common stock. The address for Hoplite Capital Management LLC is 810 Seventh Avenue, 34th Floor, New York, NY 10019.

(4)	This information is based on Form 13F, filed with the SEC on February 14, 2013. Matrix Capital Management Company LLC has sole voting and sole dispositive power covering 2,975,000 shares of our common stock. The address for Matrix Capital Management Company, LLC is 1000 Winter Street, Waltham, MA 02451.

(5)	Includes 566,500 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days after March 26, 2013 and 311,250 shares of restricted common stock.

(6)	Includes 37,750 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days after March 26, 2013 and 32,000 shares of restricted common stock.

(7)	Includes 38,000 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days after March 26, 2013 and 36,000 shares of restricted common stock.

(8)	Includes 62,550 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days after March 26, 2013 and 49,500 shares of restricted common stock.

(9)	Includes 17,000 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days after March 26, 2013 and 30,500 shares of restricted common stock.

(10)	Includes 4,229 shares of restricted common stock.

(11)	Includes 16,000 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days after March 26, 2013.

(12)	Includes 792,800 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days after March 26, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company’s common stock, file initial reports of ownership and changes in ownership with the SEC and the NYSE. Based on a review of the copies of such forms furnished to the Company, the Company believes that all forms were filed in a timely manner during fiscal 2012, except for one late Form 4 filed by Paul Fulton in connection with one transaction.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information about the Company’s equity compensation plan as of the end of its last fiscal year:

Number of
securities remaining
	Number of		available for future
	securities		issuance under equity
	to be issued upon	Weighted-average	compensation plans
	exercise of	exercise price of	(excluding securities
	outstanding options,	outstanding options,	reflected in
Plan Category	warrants, and rights	warrants, and rights	first column)
Equity compensation plans approved by
security holders (1)	2,078,433 (1)	$26.14	3,241,657
Equity compensation plans not approved by
security holders	—	—	—
Total	2,078,433	$26.14	3,241,657
____________________

(1)	Represents stock options that are outstanding or that are available for future issuance pursuant to the Company’s Amended and Restated Equity Incentive Plan.

PROPOSAL NUMBER TWO
ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION

     The Compensation Discussion and Analysis section of this proxy statement beginning on page 16 describes the Company’s executive compensation program and the compensation decisions that the Compensation Committee and Board of Directors made in 2012 with respect to the compensation of the Company’s named executive officers.

     The Company is committed to achieving long-term, sustainable growth and increasing shareholder value. The Company’s compensation program for its named executive officers is designed to support these objectives and encourage strong financial performance on an annual and long-term basis by linking a significant portion of the named executive officers’ total direct compensation to Company performance in the form of incentive compensation.

     The Board of Directors is asking shareholders to cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

     This proposal is commonly referred to as the “say-on-pay” vote. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and intend to consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

The Board recommends a vote FOR the approval of compensation of the Company’s named executive officers as disclosed in this proxy statement.

Vote Required

     Because this Proposal Number Two asks for a non-binding, advisory vote, there is no required vote that would constitute approval. We value the opinions expressed by our shareholders in this advisory vote, and our Compensation Committee will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any impact on this advisory vote.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS, AND CERTAIN CONTROL PERSONS

     The Company has a written policy that requires all transactions with related persons be reviewed by our Chief Financial Officer, and all such transactions involving more than $10,000 be reviewed with and approved by our Audit Committee. Our Chief Financial Officer annually reviews all transactions with related persons with our Audit Committee.

     There were no such transactions during fiscal 2012.

AUDIT COMMITTEE REPORT

     The Audit Committee reviews the Company’s accounting, auditing, and financial reporting process on behalf of the Board. The Audit Committee’s charter is available in the Investor Relations section of our website at www.carters.com. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements, and for the public reporting process. PwC, the Company’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the Company’s internal control over financial reporting.

     The Audit Committee has reviewed and discussed with management and PwC the audited consolidated financial statements for the fiscal year ended December 29, 2012 and PwC’s evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has discussed with PwC the matters that are required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC the firm’s independence.

     Based on the considerations and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements for the fiscal year ended December 29, 2012 be included in our Annual Report on Form 10-K for fiscal 2012 for filing with the SEC.

Submitted by the Audit Committee

Mr. David Pulver, Chairman
Ms. Amy Woods Brinkley
Mr. William J. Montgoris
Mr. Thomas E. Whiddon

PROPOSAL NUMBER THREE
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee of the Board of Directors has appointed PwC to serve as the Company’s independent registered public accounting firm for fiscal 2013. The Board is submitting the appointment of PwC as the Company’s independent registered public accounting firm for shareholder ratification. The Board recommends that shareholders ratify this appointment at the Annual Meeting. Shareholder ratification of the appointment of PwC is not required by law or otherwise. The Board is submitting this matter to shareholders for ratification because the Board believes it to be a good corporate practice. If the shareholders do not ratify the appointment, the Audit Committee may reconsider whether or not to retain PwC. Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any time during the year if, in its discretion, it determines that such a change would be in the Company’s best interest and that of the Company’s shareholders. A representative of PwC is expected to attend the Annual Meeting, and he or she will have the opportunity to make a statement and be available to respond to appropriate questions. For additional information regarding the Company’s relationship with PwC, please refer to the Audit Committee Report above.

     The Audit Committee has also adopted policies and procedures for pre-approving all non-audit work performed by PwC. The Audit Committee has pre-approved the use of PwC for specific types of services that fall within categories of non-audit services, including various tax services. The Audit Committee receives regular updates as to the fees associated with the services that are subject to pre-approval. Services that do not fall within a pre-approved category require specific consideration and pre-approval by the Audit Committee.

     The aggregate fees that the Company incurred for professional services rendered by PwC for fiscal years 2012 and 2011 were as follows:

	2012	2011
Audit Fees	$1,260,100	$1,084,900
Audit-Related Fees	—	211,902
Tax Fees	3,425	—
All Other Fees	3,640	3,640
Total Fees	$1,267,165	$1,300,442

  Audit Fees for fiscal years 2012 and 2011 were for professional services rendered for the integrated audit of the consolidated financial statements and internal control over financial reporting of the Company, other auditing procedures related to the adoption of new accounting pronouncements and review of other significant transactions, and related out-of-pocket expenses.

  Audit-Related Fees for fiscal 2011 were for professional services rendered in connection with the acquisition of our Canadian subsidiary and licensee audits.

  Tax Fees for fiscal 2012 were for assistance with an audit performed by the State of California.

  All Other Fees for fiscal years 2012 and 2011 consisted of software license fees.

The Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Vote Required

     The approval of Proposal Number Three requires the affirmative vote of a majority of the votes properly cast at our Annual Meeting. Abstentions will not affect the outcome of this proposal. A broker or other nominee will generally have discretionary authority to vote on this proposal because it is considered a routine matter, and, therefore, we do not expect broker non-votes with respect to this proposal.

OTHER MATTERS

     As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting, other than the items referred to above. If any other matter is properly brought before the Annual Meeting for action by shareholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

APPENDIX A

2012 RETAIL SURVEY PARTICIPANT LIST

Abercrombie & Fitch Co.	America’s Collectibles Network, Inc. (Jewelry Television)
Aeropostale, Inc.	Kenneth Cole Productions, Inc.
American Eagle Outfitters, Inc.	Kohl’s Corporation
Ann Taylor Stores Corporation	L.L. Bean, Inc.
Ascena Retail Group, Inc.	Limited Brands, Inc.
Bebe Stores, Inc.	Limited Stores, LLC
Belk, Inc.	Lord & Taylor
Body Central Corp.	Macy’s, Inc.
Burlington Coat Factory	Neiman Marcus, Inc.
Charlotte Russe Holding, Inc.	New York & Company, Inc.
Charming Shoppes, Inc.	Nordstrom, Inc.
Chico’s FAS, Inc.	Perry Ellis International, Inc.
The Children’s Place Retail Stores, Inc.	Phillips-Van Heusen Corporation
Coach, Inc.	Pinnacle Textile Industries, LLC.
Collective Brands, Inc.	Polo Ralph Lauren Corporation
Destination Maternity Corporation	QVC, Inc.
Dick’s Sporting Goods, Inc	Retail Brand Alliance, Inc. (Brooks Brothers)
DSW, Inc.	Ross Stores, Inc.
Express, Inc.	rue21, inc.
Fifth & Pacific Companies, Inc.	Saks Incorporated
Finish Line, Inc.	Sears Holding Corporation
Foot Locker, Inc.	Stage Stores, Inc.
Fossil, Inc.	The Bon-Ton Stores, Inc.
Gap Inc.	The Sports Authority, Inc.
Hot Topic, Inc.	The Talbots, Inc.
J. C. Penney Company, Inc.	TJX Companies, Inc.
J. Crew Group, Inc.	Vera Bradley, Inc.

A-1

Invitation to Carter's, Inc.
2013 Annual Meeting of Shareholders

Carter's, Inc. will conduct its Annual Meeting of Shareholders on Thursday, May 9, 2013, at 8:00 a.m. The meeting will be held at our offices located at 1170 Peachtree Street NE, 6th Floor, Atlanta, Georgia 30309.

You are cordially invited to join us for refreshments prior to the Annual Meeting, beginning at 7:30 a.m. The meeting will convene promptly at 8:00 a.m.

In order to expedite your entrance into the meeting, please present this invitation at the registration desk. Invitations or proof of stock ownership as of the record date of March 26, 2013 will be required to enter the meeting. Photo identification is also required for admission.

We look forward to your participation.

Important Notice Regarding Internet Availability of the Annual Report and Proxy Materials for the Annual Meeting:
Combined document containing Proxy Materials and Annual Report is available at www.proxyvote.com.

PROXY

CARTER’S, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CARTER’S, INC.

ANNUAL MEETING OF SHAREHOLDERS - MAY 9, 2013

The undersigned hereby appoints Michael D. Casey and Richard F. Westenberger as proxies (each with the power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Carter’s, Inc. to be held on May 9, 2013, and at any and all adjournments thereof.

The proxies will vote as directed by the shareholder on this proxy card. If this proxy card is signed and returned but does not provide specific direction with respect to a voting item, this proxy will be voted with respect to such item as recommended by the Board of Directors. The proxies will vote, in their discretion, upon such other business as may properly come before the meeting and any and all adjournments thereof.

Your vote on the election of Class I Directors, compensation paid to the Company’s named executive officers, and ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2013 may be specified on the reverse side of this card.

(Continued and to be signed on the reverse side)

1170 PEACHTREE STREET NE SUITE 900 ATLANTA, GEORGIA 30309

VOTE BY INTERNET www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 8, 2013. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 8, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Carter’s, Inc., c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER MATERIALS
If you would like to reduce Carter’s costs and the environmental impact of mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above for voting using the Internet and, when prompted, indicate that you agree to receive, or access, shareholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M23795-P93949	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CARTER’S, INC.
			For	Against	Abstain
Vote on Election of Directors
1.	Election of Class I Directors:
Nominees:
	1a.	Vanessa J. Castagna	☐	☐	☐
	1b.	William J. Montgoris	☐	☐	☐
	1c.	David Pulver	☐	☐	☐

The Board of Directors recommends a vote FOR the election of the Class I Nominees.

Vote to approve named executive compensation			For	Against	Abstain
2.	Advisory approval of executive compensation.		☐	☐	☐

The Board of Directors recommends a vote FOR the approval of executive compensation.

Vote on Ratification of PricewaterhouseCoopers LLP			For	Against	Abstain
3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2013.		☐	☐	☐

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2013.

PLEASE COMPLETE, SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date